UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

BRANDYWINE REALTY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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555 East Lancaster Avenue Radnor, PA 19087 (610) 325-5600
Notice of Annual Meeting of Shareholders
To Be Held May 31, 2012

Dear Shareholder:
We invite you to attend our annual meeting of shareholders on Thursday, May 31, 2012 at 10:00 a.m., local time, at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania.
At the meeting we will ask you to:

¿	elect our Board of Trustees;

¿	ratify the appointment of our independent registered public accounting firm for calendar year 2012;

¿	provide an advisory, non-binding vote on our executive compensation.
We will also transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting. Our Proxy Statement provides information that you should consider when you vote your shares.
Only holders of record of our common shares at the close of business on April 2, 2012 are entitled to vote at the 2012 annual meeting or at any adjournment or postponement of the meeting.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares electronically via the Internet, by telephone or, if you receive a paper copy of the proxy materials, by signing, dating and completing the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically via the Internet, by telephone, or by returning your proxy card in advance of the meeting does not deprive you of your right to attend the meeting. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or via the Internet. Our Proxy Statement includes additional instructions on voting procedures for shareholders whose shares are held by a brokerage firm or other custodian.
I look forward to seeing you at the meeting.
Sincerely,
Brad A. Molotsky, Executive Vice President,
General Counsel and Secretary
April 13, 2012

BrandywineRealtyTrust	555 East Lancaster Avenue | Radnor, PA 19087 | (610) 325-5600

Proxy Statement for the Annual Meeting of Shareholders
To be held on May 31, 2012
The Annual Meeting of Shareholders of Brandywine Realty Trust will be held at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania on Thursday, May 31, 2012 at 10:00 a.m., local time, for the following purposes:

(1)	To elect seven Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2012; and

(3)	To hold an advisory, non-binding vote on our executive compensation.
Only holders of record of our common shares of beneficial interest, par value $.01 per share, as of the close of business on April 2, 2012 are entitled to notice of and vote at the Meeting.
Our Board of Trustees knows of no other business that will be presented for consideration at the Meeting. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.
On or about April 13, 2012, we mailed a Notice of Internet Availability of Proxy Materials to shareholders. This proxy statement and the form of proxy are first being furnished to shareholders on or about April 13, 2012.

Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you. With electronic delivery, we will notify you by e-mail as soon as the annual report and proxy statement are available on the Internet, and you can easily submit your shareholder votes online. If you are a shareholder of record, you may enroll in the electronic delivery service at the time you vote by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxyvote.com, selecting the “request copy” option, and following the enrollment instructions.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholders Meeting to be Held on May 31, 2012
This proxy statement, the form of proxy and our 2011 annual report to shareholders are available at www.proxyvote.com.

Table of Contents

Page
Information About The Meeting and Voting..............................................................	1
¿ What Am I Voting On?....................................................................................	1
¿ What Are the Board’s Recommendations?....................................................	1
¿ Who Is Entitled to Vote?................................................................................	1
¿ How Do I Vote?..............................................................................................	1
¿ How You May Revoke or Change Your Vote................................................	2
¿ What Constitutes a Quorum?.........................................................................	2
¿ What Vote Is Required to Approve Each Proposal?......................................	3
¿ Who Counts the Votes?..................................................................................	3
¿ What Does it Mean if I Receive More Than One Proxy Card?.....................	3
¿ What if I Receive Only One Set of Proxy Materials Although There Are Multiple Shareholders at My Address?..........................................................	3
¿ How Do I Submit a Shareholder Proposal for Next Year’s Annual Meeting?........................................................................................................	4
¿ Will I Receive a Copy of the Annual Report and Form 10-K?......................	4
¿ How Can I Access the Proxy Materials Electronically?................................	4

Proposal 1: Election of Trustees........................................	5
¿ Trustees..........................................................................................................	5
¿ Meetings of Trustees and Annual Meeting of Shareholders..........................	8
¿ Committees of the Board of Trustees.............................................................	8
¿ Trustee Independence; Independence Determination....................................	10
¿ Corporate Governance...................................................................................	11
¿ Board’s Role in Risk Oversight.....................................................................	12
¿ Trustee Nominations......................................................................................	13
¿ Communications with the Board...................................................................	14
¿ Trustee Compensation....................................................................................	15

Executives and Executive Compensation..........................	17
¿ Executive Officers.........................................................................................	17
¿ Compensation Discussion and Analysis........................................................	18
¿ Compensation Committee Report..................................................................	40
¿ Compensation Tables and Related Information.............................................	41
¿ Employment and Other Agreements..............................................................	49
¿ Potential Payments Upon Termination of Employment or Change-in-Control...........................................................................................................	51
¿ 401(k) Plan.....................................................................................................	52
¿ Employee Share Purchase Plan......................................................................	53

Securities Ownership.........................................................	54
¿ Security Ownership of Certain Beneficial Owners and Management.......	54

i

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm..............	57
¿ Fees to Independent Registered Public Accounting Firm..............................	57
¿ Report of the Audit Committee......................................................................	58

Proposal 3: Advisory Vote on Executive Compensation..	59

Other Information............................................................	60
¿ Section 16(a) Beneficial Ownership Reporting Compliance.........................	60
¿ Other Business...............................................................................................	60
¿ Expenses of Solicitation.................................................................................	60
¿ Shareholder Proposals for the 2013 Annual Meeting of Shareholders..........	60

ii

Information About The Meeting and Voting
What Am I Voting on?
Our Board of Trustees is soliciting your vote for:

¿	The election of seven Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified.

¿	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2012.
Our Board is also requesting you to cast an advisory, non-binding vote on:

¿	Our executive compensation.
If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.
What Are the Board’s Recommendations?
Our Board recommends that you vote:

¿	FOR the election of the Trustees nominated and named in this proxy statement to serve as Trustees;

¿	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2012; and

¿	FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers.
Who Is Entitled to Vote?
Holders of common shares of record as of the close of business on April 2, 2012 are entitled to notice of and to vote at the Meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy at the Meeting. As of the record date, 143,243,076 common shares were issued and outstanding and entitled to vote.
How Do I Vote?
Shareholders of Record. If you are a shareholder of record, there are several ways for you to vote your common shares at the Meeting:

¿
Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

¿
Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of all Trustee nominees; (2)

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2012; and (3) FOR the approval of the compensation of our named executive officers.

¿
Voting by Telephone. You may vote your shares by telephone by calling toll-free 1-800-690-6903. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

¿
In Person Attendance. You may vote your shares in person at the Meeting. Even if you plan to attend the Meeting in person, we recommend that you submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Meeting.

Beneficial Owners. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker or other custodian) you may vote the shares in person at the Meeting only if you obtain a legal proxy from the broker or other custodian giving you the right to vote the shares. Alternatively, you may have your shares voted at the Meeting by following the voting instructions provided to you by your broker or custodian. Although most brokers offer voting by mail, telephone and via the Internet, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your broker or other custodian, your shares are referred to as “uninstructed shares.” Under rules of the New York Stock Exchange, your broker or other custodian does not have discretion to vote uninstructed shares on non-routine matters, such as Proposals 1 and 3, accordingly, may not vote uninstructed shares in the votes on such Proposals. However, your broker or other custodian has discretion to vote your shares on Proposal 2.
How You May Revoke or Change Your Vote
You may revoke your proxy at any time before it is voted at the Meeting by any of the following methods:

¿	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

¿	Sending a written notice, including by telecopy, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Meeting to:
Brandywine Realty Trust
555 East Lancaster Avenue
Radnor, Pennsylvania 19087
Attention: Brad A. Molotsky, Secretary

¿	Attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Meeting.
What Constitutes a Quorum?
A quorum of common shareholders is required to hold a valid meeting of shareholders. Unless a quorum is present at the Meeting, no action may be taken at the Meeting except the adjournment thereof to a later time. The holders of a majority of the outstanding common shares entitled to vote at the Meeting must be present in person or by proxy to constitute a quorum. All valid proxies returned will be included in the determination of whether a quorum is present at the Meeting. The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those uninstructed shares will be considered as present for determining a quorum, but will not be voted with respect to that matter.

What Vote Is Required to Approve Each Proposal?
Voting Rights Generally. Each common share is entitled to one vote on each matter to be voted on at the Meeting. Shareholders have no cumulative voting rights. Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and, consistent with our record of shareowner engagement, will take the result into account in making a determination concerning executive compensation.
Election of Trustees. Trustees are elected by a plurality of the votes cast at the Meeting. Shareholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. “Votes cast” excludes abstentions and any votes withheld by brokers or other custodians in the absence of instructions from street-name holders (“broker non-votes”). Abstentions and broker non-votes will therefore have no effect on such vote.
Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on such vote.
Advisory Vote on Executive Compensation. Approval, by non-binding vote, of our executive compensation requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on such vote.
Who Counts the Votes?
We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate votes. Broadridge will separately tabulate “for”, “against” and “withhold” votes, abstentions and broker non-votes. We have also retained an independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots.
What Does it Mean if I Receive More Than One Proxy Card?
Some of your shares may be registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Shareholder Services, Inc., at P.O. Box  43078, Providence, RI 02940,  phone (888) 985-2061; outside the U.S., Canada and Puerto Rico, phone (781) 575-2724. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a shareholder.
What if I Receive Only One Set of Proxy Materials Although
There Are Multiple Shareholders at My Address?
If you and other residents at your mailing address own common shares you may have received a notice that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials. If you hold common shares in street name, you may have received this notice from your broker or other custodian and the notice may apply to each company in which you hold shares through that broker or custodian. This practice of sending only one copy of proxy materials is known as “householding.” The reason we do this is to attempt to conserve natural resources. If you did not respond to a timely notice that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials has been sent to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge Householding Department, 51 Mercedes Way, Edgewood,

NY 11717, or by calling telephone number (800) 542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy Materials, we will send a copy to you, free of charge, if you address your written request to Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, PA 19087, Attention: Marge Boccuti or by calling Ms. Boccuti at (610) 832-7702. If you are receiving multiple copies of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials, you can request householding by contacting Ms. Boccuti in the same manner.
How Do I Submit a Shareholder Proposal for Next Year’s Annual Meeting?
Shareholder proposals may be submitted for inclusion in the proxy statement for our 2013 annual meeting of shareholders in accordance with rules of the Securities and Exchange Commission (“SEC”) and the advance notice provisions summarized later in this proxy statement under “Other Information — Shareholder Proposals for the 2013 Annual Meeting of Shareholders.” Proposals should be sent via registered, certified, or express mail to: Brad A. Molotsky, Executive Vice President, General Counsel and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.
Will I Receive a Copy of the Annual Report and Form 10-K?
We have furnished our 2011 Annual Report with this proxy statement. The 2011 Annual Report includes our audited financial statements, along with other financial information about us. Our 2011 Annual Report is not part of the proxy solicitation materials.
You can obtain, free of charge, a copy of our Form 10-K, which also includes the audited financial statements of Brandywine Operating Partnership, L.P., our operating partnership subsidiary, by:

¿	accessing our Internet site at www.brandywinerealty.com and clicking on the “Investor Relations” link;

¿	writing to our Manager of Investor Relations, Marge Boccuti, at 555 East Lancaster Avenue, Radnor, Pennsylvania 19087; or

¿	calling Ms. Boccuti at: (610) 832-7702.
You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.
How Can I Access the Proxy Materials Electronically?
This proxy statement and our 2011 Annual Report are available on our website at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, shareholders can elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials or Notices of Internet Availability of Proxy Materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com.

Proposal 1: Election of Trustees
Our business and affairs are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for our overall performance. Our Board currently consists of eight Trustees, and seven of these Trustees have been nominated for election to new terms. D. Pike Aloian, who has served on our Board since 1999, is not a nominee, reflecting his desire to devote time to his other on-going business interests, and his term will expire at the Meeting.
The Trustees have no reason to believe that any of the seven nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve on our Board, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate or the Board may reduce the number of Trustees.
Each individual elected as a Trustee at the Meeting will serve until the next annual meeting of shareholders and until his successor is elected and qualified.
The Board of Trustees unanimously recommends that shareholders vote FOR the election of each of the nominees as Trustees.
Trustees
The following table identifies the Trustees nominated for election at the Meeting.

Name	Age	Position
Walter D’Alessio	78	Non-Executive Chairman of the Board and Trustee
Anthony A. Nichols, Sr.	72	Chairman Emeritus and Trustee
Gerard H. Sweeney	55	President, Chief Executive Officer and Trustee
James C. Diggs	63	Trustee
Wyche Fowler	71	Trustee
Michael J. Joyce	70	Trustee
Charles P. Pizzi	61	Trustee

The following are biographical summaries of the Trustees nominated for election at the Meeting.
Walter D’Alessio, Chairman of the Board and Trustee. Mr. D’Alessio was first elected a Trustee on August 22, 1996 and was appointed our non-executive Chairman of the Board on March 25, 2004. Mr. D’Alessio served as Vice Chairman of NorthMarq Capital, a real estate investment banking firm, from October 2003 until December 2011 and since December 2011 has served as principal of NorthMarq Advisors, a real estate consulting group. From 1982 until September 2003, he served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a mortgage banking firm headquartered in Philadelphia. Previously, Mr. D’Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He also serves as a director of Exelon, PECO Energy Company, a subsidiary of Exelon, Independence Blue Cross, Pennsylvania Real Estate Investment Trust and the Greater Philadelphia Chamber of Commerce. In addition to these boards, during the past five years Mr. D’Alessio served on the board of Motologic, Inc. until 2011.
Areas of Relevant Experience: Real estate; finance; construction and development; government and public policy.
Anthony A. Nichols, Sr., Chairman Emeritus and Trustee. Mr. Nichols was elected Chairman of our Board on

August 22, 1996. On March 25, 2004, Mr. Nichols became Chairman Emeritus of our Board.
Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now GMAC Mortgage Corporation) and President of Colonial Advisors (the advisor to P.N.B. Mortgage and Realty Trust). Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts (“NAREIT”) and former member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan Committee of the regional Mortgage Bankers Association and the Executive Committee of the Greater Philadelphia Chamber of Commerce. He was Vice Chairman, a member of the Executive Committee and a Trustee of Saint Joseph’s University and also served as Chairman of the Development Committee. Mr. Nichols is a member of the Board of Directors of Fox Chase Bank, as well as Chairman of the Fox Chase Board’s risk management committee and a member of its audit committee.
Areas of Relevant Experience: Real estate; finance; construction and development.
Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney has served as our President and Chief Executive Officer since August 8, 1994 and as our President since November 9, 1988. He was first elected a Trustee on February 9, 1994. Prior to August 1994, in addition to serving as our President, Mr. Sweeney served as Vice President of LCOR, Incorporated (“LCOR”), a real estate development firm. Mr. Sweeney was employed by the Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. During this time, Mr. Sweeney was responsible for the development, marketing, management, construction and financial oversight of a diversified portfolio consisting of urban high-rise, mid-rise, flex, warehouse and distribution facilities, retail and apartment complexes. Mr. Sweeney is a member of Boards of Governors of NAREIT and the Real Estate Roundtable, Chairman of the Schuylkill River Development Corporation (SRDC) and WHYY, and co-chair of the World Class Greater Philadelphia initiative. Mr. Sweeney is also co-founder and co-CEO of Bonomo Turkish Taffy LLC. Additionally, Mr. Sweeney serves on the boards of several other Philadelphia-based non-profit organizations.
Areas of Relevant Experience: Senior executive, with ability to drive and oversee our business strategy; detailed knowledge and unique perspective regarding our strategic and operational opportunities and challenges and our competitive and financial positioning.
James C. Diggs, Trustee. Mr. Diggs was first elected a Trustee on March 21, 2011. From 1997 until his retirement in June 2010, Mr. Diggs served as Senior Vice President and General Counsel of PPG Industries, Inc., a producer of coatings, glass and chemicals. From 2004 to September 2009, Mr. Diggs also served as Corporate Secretary of PPG Industries, Inc. Mr. Diggs is a director of Allegheny Technologies Inc. and also serves on the Board of Directors of the University of Pittsburgh Medical Center and the Board of Trustees of Case Western Reserve University.
Areas of Relevant Experience: Legal; complex regulatory; energy; financial reporting, accounting and controls.
Wyche Fowler, Trustee. Mr. Fowler was first elected a Trustee on September 1, 2004. Mr. Fowler served as a member of the U.S. House of Representatives (1977-1986) and U.S. Senate (1987-1992) and as ambassador to Saudi Arabia (1996-2001). Mr. Fowler received an A.B. degree in English from North Carolina’s Davidson College in 1962 and a J.D. from Emory University in 1969. Mr. Fowler serves on a number of corporate and academic boards, including Shubert Theatres, NY, Ziopharm, Inc., Keryx Biopharmaceuticals and Davidson College, and Mr. Fowler is Chair Emeritus of the Middle East Institute, a nonprofit research foundation in Washington, D.C. In addition to these boards, during the past five years Mr. Fowler served on the board of the Philadelphia Stock Exchange until it was acquired by NASDAQ in 2008.
Areas of Relevant Experience: Government and public policy; complex regulatory and legal issues.
Michael J. Joyce, Trustee. Mr. Joyce was first elected a Trustee on June 1, 2004. From 1995 until his retirement from Deloitte in May 2004, Mr. Joyce served as New England Managing Partner of Deloitte, an international accounting firm. Prior to that, he was, for ten years, Philadelphia Managing Partner of Deloitte. Mr. Joyce is a director of Allegheny Technologies Inc. In addition, Mr. Joyce served on the board of A.C. Moore Arts and Crafts, Inc. until the company was sold in 2011.

Areas of Relevant Experience: Financial reporting, accounting and controls; risk management.
Charles P. Pizzi, Trustee. Mr. Pizzi was first elected a Trustee on August 22, 1996. Mr. Pizzi served as the President and Chief Executive Officer as well as a director of Tasty Baking Company from October 7, 2002 until the company’s sale in May 2011. Mr. Pizzi served as President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 4, 2002. Mr. Pizzi is a director of Allied Security Holdings LLC and serves on a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Franklin Square Energy Fund, PHH Corporation and Independence Blue Cross. In addition to these boards, during the past five years Mr. Pizzi served on the board of the Philadelphia Stock Exchange until it was acquired by NASDAQ in 2008.
Areas of Relevant Experience: Government and public policy; finance; financial reporting, accounting and controls; capital markets; risk management.

Meetings of Trustees and Annual Meeting of Shareholders
Our Board of Trustees held four meetings in 2011. In 2011, each incumbent Trustee attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees on which he served. In addition, our Board holds informational sessions with our President and Chief Executive Officer. During 2011, the Board held 11 informational sessions. Our non-management Trustees also hold regular meetings without management. During 2011, our non-management Trustees held four such meetings.
It is our policy that all Trustees attend annual meetings of shareholders except where the failure to attend is due to unavoidable circumstances or conflicts. All Trustees attended our annual meeting of shareholders on June 1, 2011.
Committees of the Board of Trustees
Our Board of Trustees has standing Audit, Corporate Governance, Compensation and Executive Committees.
The table below provides 2011 membership and meeting information for each of the Board Committees.

Name	Audit	Corporate Governance	Compensation	Executive
Walter D’Alessio		X	X	X
Anthony A. Nichols, Sr.
Gerard H. Sweeney				X
D. Pike Aloian	X	X		X
James C. Diggs	X	X
Wyche Fowler		X	X
Michael J. Joyce	X		X
Charles P. Pizzi	X		X
2011 Meetings	8	3	10	0

Audit Committee. Our Audit Committee assists our Board in overseeing:

¿	the integrity of our financial statements;

¿	our compliance with legal and regulatory requirements;

¿	related party transactions;

¿	the independence and qualifications of our independent registered public accounting firm; and

¿	the performance of our internal audit function and independent registered public accounting firm.
Our Audit Committee currently consists of Messrs. Joyce (Chair), Aloian, Diggs and Pizzi, each of whom is independent within the meaning of the SEC regulations, the listing standards and requirements of the New York Stock Exchange and our Corporate Governance Principles. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. Each of Messrs. Aloian and Joyce is qualified as an “audit committee financial expert” within the meaning of SEC regulations. Our Board reached its conclusion as to the qualifications of each of Messrs. Aloian and Joyce based on his education and experience in analyzing financial statements of a variety of companies. In addition to serving on our Audit Committee, Mr. Joyce currently serves on the audit committees of Allegheny Technologies Inc.
Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons
Our Audit Committee’s charter provides for review by the Audit Committee of related party transactions. In addition, our Declaration of Trust, which is our corporate charter, provides for approval of transactions in which any of our Trustees has an interest by a majority of our Trustees who have no interest in the transaction. Therefore, related party transactions with a Trustee require both review by our Audit Committee and approval by a majority of our Trustees who have no interest in the transaction. Our Audit Committee charter and our corporate charter do not state criteria or standards that our Trustees must follow in approving related party transactions. Accordingly, our Trustees consider related party transactions in light of their fiduciary duties to act in an informed and careful manner and in the best interest of us and our shareholders. Since January 1, 2011, we have not had any related party transactions.
Corporate Governance Committee. Our Corporate Governance Committee is responsible for:

¿	identifying individuals qualified to become Board members and recommending to our Board the nominees for election to the Board;

¿	recommending to our Board any changes in our Corporate Governance Principles;

¿
leading our Board in its annual review of Board performance, and making recommendations to the Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness;

¿	recommending to our Board Trustee nominees for each Board committee;

¿	reviewing our efforts to promote diversity among Trustees, officers, employees and contractors;

¿	arranging for an orientation for all Trustees; and

¿	assessing succession planning, including assisting the Board in identifying and evaluating potential successors to the President and Chief Executive Officer.
Our Corporate Governance Committee currently consists of Messrs. Fowler (Chair), Aloian, D’Alessio and Diggs. Each member of the Corporate Governance Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Principles. The charter of our Corporate Governance Committee requires such independence as a condition to continued membership on the Committee.
Compensation Committee. Our Compensation Committee is responsible for:

¿	reviewing, evaluating and approving compensation plans and programs for our Trustees and senior executives;

¿	annually reviewing and approving corporate goals and objectives relevant to compensation of our President and CEO and evaluating his performance in light of these goals and objectives;

¿
reviewing and discussing with the full Board whether our compensation programs for employees generally are designed in a manner that creates incentives for employees to take inappropriate or excessive risk; and

¿	retaining and terminating any consultant or outside advisor to the Committee (and has sole authority to approve any such consultant’s or advisor’s fees and other terms of engagement).
In 2008 and 2009 and until the fourth quarter of 2010, our Compensation Committee retained Towers Watson (formerly, Towers Perrin) as its consultant. In the fourth quarter of 2010, the Compensation Committee retained Pay Governance LLC as its consultant. We describe the role of the Compensation Committee’s consultant in the “Compensation Discussion and Analysis” later in this proxy statement.
Our Compensation Committee currently consists of Messrs. Pizzi (Chair), D’Alessio, Fowler and Joyce. Each member of our Compensation Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Principles. The charter of our Compensation Committee requires such independence as a condition to continued membership on the Committee.
For further information on the process and procedures of our Compensation Committee, please see “Compensation Discussion and Analysis – Decision Making”.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee of our Board is currently comprised of Charles P. Pizzi (Chair), Walter D’Alessio, Wyche Fowler and Michael J. Joyce. No member of the Compensation Committee is or has been an officer or employee of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has an executive officer serving as a member of our Board.
Executive Committee. Our Executive Committee has authority to approve certain significant acquisitions, dispositions and other investments, subject to limitations set by the Board. Our Executive Committee currently consists of Messrs. Sweeney (Chair), D’Alessio and Aloian. The Executive Committee did not meet formally during 2011.
Trustee Independence; Independence Determination
No Trustee qualifies as independent unless our Board affirmatively determines that the Trustee has no material relationship with us, directly or as a partner, share owner or officer of an organization that has a relationship with us.
Our Board has adopted standards that are set forth in our Corporate Governance Principles. These standards meet the listing standards of the New York Stock Exchange and assist our Board in its evaluation of each Trustee’s independence. These standards provide that a Trustee who has any of the following relationships or arrangements will not qualify as independent:

¿	The Trustee is, or has been within the last three years, an employee of ours, or an immediate family member of the Trustee is, or has been within the last three years, an executive officer of ours.

¿
The Trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (excluding compensation in the form of Board fees and Board committee fees and pension or other forms of deferred compensation not contingent on continued service).

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(A) The Trustee or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the Trustee is a current employee of such a firm; (C) the Trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

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The Trustee or an immediate family member of the Trustee is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

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The Trustee is a current employee, or an immediate family member of the Trustee is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In its assessment of Trustee independence, our Board considers all commercial, charitable and other relationships and transactions that any Trustee or member of his immediate family may have with us, with any of our affiliates or with any of our consultants or advisers. Our Board applies the same criteria for assessing independence for purposes of each of the Audit Committee, Corporate Governance Committee and Compensation Committee. In addition, no member of the Audit Committee may accept directly or indirectly any consulting, advisory or other compensatory fee from us (other than fees for service as a Trustee and member of Board committees) or be an affiliate of us.
Our Board has affirmatively determined that each of Messrs. Aloian, D’Alessio, Diggs, Fowler, Joyce, Nichols and Pizzi is independent under the standards of the New York Stock Exchange and those set forth in our Corporate Governance Principles and that the Audit Committee, Corporate Governance Committee and Compensation Committee are comprised exclusively of independent Trustees. In determining Mr. Nichols to be independent, our

Board took into consideration termination of our obligation to provide him Medicare supplement and prescription coverage (the total for which in 2011 was $6,736) and the cessation of his status as an executive officer with us over 10 years ago.
Our Board did not determine Mr. Sweeney to be independent because of his position as our President and Chief Executive Officer.
Corporate Governance
Governance Compliance: Our policies and practices comply with the listing requirements of the New York Stock Exchange and the requirements of the Sarbanes-Oxley Act of 2002. Our Board and Corporate Governance Committee regularly evaluate our approach to corporate governance in light of changing regulatory requirements and evolving best practices.

¿	Our Board has adopted corporate governance policies as reflected in our Corporate Governance Principles.

¿	A majority of our Trustees are independent of us and our management, and all members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent.

¿	All Trustees are elected annually; we do not have a classified board.

¿	The Chairman of our Board is independent.

¿	Our non-management Trustees meet regularly without the presence of management.

¿	The charters of our Board committees clearly establish the respective roles and responsibilities of the committees.

¿	Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our Trustees, officers and employees.

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We have a toll-free hotline available to all employees, and our Audit Committee has established procedures for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters.

¿	Our Board and Board committees undertake an annual performance self-evaluation.
Additional information on our corporate governance is provided in the following paragraphs and elsewhere in this proxy statement.
Board Leadership Structure: Our Board believes that independent Board leadership is a critical component of our corporate governance. Mr. D’Alessio is Chairman of the Board and Mr. Sweeney is our President and Chief Executive Officer and a Trustee. As Chairman of the Board, Mr. D’Alessio presides at executive sessions of non-management Trustees, oversees the agenda of Board meetings, provides guidance to our President and Chief Executive Officer as to Board views and perspectives, particularly on our strategic direction, and is available to shareholders and other parties interested in communicating with our non-management Trustees. As President and Chief Executive Officer, Mr. Sweeney is responsible for our day-to-day operations, engaging with shareholders and external constituents, developing our future leaders and executing our strategy. The Board believes that its leadership structure (i) achieves independent oversight and evaluation of our senior management; (ii) assures effective communication between the Board and senior management on corporate strategy; and (iii) fosters effective decision-making and accountability.
Executive and Trustee Share Ownership Requirements: We maintain minimum share ownership requirements for our executives and Trustees. We have summarized these requirements later in this proxy statement under “Compensation Discussion and Analysis — Share Ownership Requirements.”
Hedging Policy: Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares.
Succession Planning: Our Board, primarily through our Corporate Governance Committee, assesses succession planning for management and leadership, with a primary focus on succession in the event of the unexpected incapacity of our President and Chief Executive Officer. Our Corporate Governance Principles provide that our President and Chief Executive Officer should at all times make available to the Board, on a confidential basis, his recommendations and evaluations of potential successors.
Code of Conduct: We maintain a Code of Business Conduct and Ethics, a copy of which is available on our website (www.brandywinerealty.com), applicable to our Trustees, officers and employees. The Code of Business Conduct and Ethics reflects and reinforces our commitment to integrity in the conduct of our business. Any waiver of the Code for executive officers or Trustees may only be made by the Board or by the Audit Committee (which is composed solely of independent Trustees) and will be disclosed promptly as required by law or stock exchange regulation. In addition to the strictures on our personnel included in our Code of Business Conduct and Ethics, we notify our vendors annually of our commitment to the highest ethical standards and the restrictions in our Code on improper payments and gratuities to our personnel.
Hotline Submissions: Our Audit Committee has established procedures, set forth in our Code of Business Conduct and Ethics, for the submission of complaints about our accounting or auditing matters. These procedures include a hotline for the anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or auditing matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our current hotline number is (877) 888-0002.
Availability of Committee Charters; Corporate Governance Principles; and Code of Conduct: Our Board has adopted, and annually reviews, charters for each of the Audit, Compensation, Corporate Governance and Executive Committees. These charters and our Corporate Governance Principles and our Code of Business Conduct and Ethics are available on our website (www.brandywinerealty.com) and we will also make available in print copies of these documents to any shareholder, without charge, upon request.
Board’s Role in Risk Oversight
Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below.

Committee	Primary Areas of Risk Oversight
Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance Committee	Risks and exposures associated with leadership and succession planning; and corporate governance.
Compensation Committee
Risks and exposures associated with executive compensation programs and arrangements, including incentive plans. See “Compensation Discussion and Analysis — Additional Compensation Information — Compensation and Risks.”

Trustee Nominations
In making its recommendations as to nominees for election to our Board, the Corporate Governance Committee may consider, in its sole judgment, recommendations of our President and Chief Executive Officer, other Trustees, senior executives, shareholders and third parties. The Corporate Governance Committee may also retain third-party search firms to identify candidates. Shareholders desiring to recommend nominees should submit their recommendations in writing to Walter D’Alessio, Chairman of the Board, c/o Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. Recommendations from shareholders should include pertinent information concerning the proposed nominee’s background and experience.
Our Board’s Corporate Governance Principles set forth qualifications for Trustee nominees and the qualifications include a nominee’s:

¿	personal ethics, integrity and values;

¿	inquiring and independent mind;

¿	practical wisdom and mature judgment;

¿	broad training and experience at the policy making level in business, government, education or technology;

¿	willingness to devote the required amount of time to fulfill the duties and responsibilities of Board membership;

¿	commitment to serve on the Board over a period of years in order to develop knowledge about our operations; and

¿	involvement in activities or interests that do not create a conflict with the nominee’s responsibilities to us and our shareholders.
The Corporate Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board. The Committee and Board believe that Board membership should reflect diversity in its broadest sense, including persons diverse in skills, background, gender and ethnicity. The Committee has not adopted a formal policy for the consideration of diversity in identifying candidates for the Board. The Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a shareholder versus by a Trustee, member of management or other third parties.
If the Committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of the candidate, members of the Committee, as well as other members of the Board, interview the candidate. After completing its evaluation, the Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the candidate as a new Trustee. Our President and Chief Executive Officer, as a Trustee, participates in the Board’s determination.
Communications with the Board
Shareholders and other parties interested in communicating directly with our lead independent Trustee and Chairman of the Board (Mr. D’Alessio), or with our non-management Trustees as a group, may do so by writing to Chairman of the Board of Trustees, Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. In addition, any shareholder or interested party who wishes to communicate with our Board or any specific Trustee, including non-management Trustees, may write to Board of Trustees, c/o Brandywine Realty Trust, at our headquarters’ address. Depending on the subject matter, management will:

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forward the communication to the Trustee or Trustees to whom it is addressed. (For example, if the communication received deals with questions or complaints regarding accounting, it will be forwarded by management to the Chairman of our Audit Committee for review);

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attempt to handle the inquiry directly (for example, where the communication is a request for information about us or our operations that does not appear to require direct attention by the Board or an individual Trustee); or

¿	not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic.
At each meeting of the Board, the Chairman of the Board will present a summary of all communications (if any) received since the last meeting of the Board that were not forwarded and will make those communications available to any Trustee upon request.

Trustee Compensation
The following table and footnotes provide information on the 2011 compensation of our Trustees (other than our President and Chief Executive Officer, who is not separately compensated for his service on the Board). In the paragraph following the table and footnotes we describe our standard compensation arrangements for service on the Board and Board committees.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	All Other Compensation ($)	Total ($)
Walter D’Alessio	$120,000	$40,000	$ 4,625 (3)	$164,625
Anthony A. Nichols, Sr.	$60,500	$40,000	$ 11,361 (4)	$111,861
D. Pike Aloian	$66,498	$40,000	$ 4,625 (3)	$111,123
James Diggs	$61,000	$40,000	$ 987 (3)	$101,987
Wyche Fowler	$83,000	$40,000	$ 4,625 (3)	$127,625
Michael J. Joyce	$93,493	$40,000	$ 4,625 (3)	$138,118
Charles P. Pizzi	$86,000	$40,000	$ 4,625 (3)	$130,625

(1)
Represents the aggregate amount of all fees earned or paid in cash for services as a Trustee (including services on committees of the Board) in 2011 and, in the case of the 2011 annual retainer fee, whether paid in shares or cash. The following Trustees elected to receive the following fee amounts included in this column in common shares (computed based on the closing price of our shares on June 1, 2011, the date of our 2011 annual meeting of shareholders): Mr. Aloian ($17,498) and Mr. Joyce ($14,993). Amounts include the portion of fees that a Trustee elected to defer under our Deferred Compensation Plan, which we describe later in this proxy statement. See “Compensation Discussion and Analysis — Deferred Compensation Plan.” Mr. Fowler deferred $45,500 of his 2011 cash compensation into his deferred share account under our Deferred Compensation Plan.

(2)
Represents the grant date fair value of Share Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Share Awards consist of restricted common shares awarded annually to our Trustees (other than our President and Chief Executive Officer). On June 1, 2011, each Trustee (other than our President and Chief Executive Officer) received an award of restricted common shares with a grant date fair value of $40,000. These restricted common shares vest in three equal annual installments. Each restricted common share entitles the holder to receive cash distributions and voting rights equivalent to the distribution and voting rights on a common share that is not subject to any restrictions. A restricted common share is subject to forfeiture in the event that the Trustee terminates service on the Board prior to the applicable vesting date for reasons other than death, disability or a change of control of us. As of December 31, 2011, each of our non-employee Trustees owned 7,453 unvested restricted common shares other than Mr. Diggs, who owned 3,289 unvested restricted common shares.

(3)	Represents the aggregate dollar amount of dividends paid in 2011 on unvested restricted common shares.

(4)	Represents (i) $4,625 in dividends paid in 2011 on unvested restricted common shares and (ii) $6,736 in health insurance premiums.
In 2011, our Trustees (other than our President and Chief Executive Officer) received the following compensation for their service as Trustees:

¿	$35,000 annual fee payable in cash or common shares, at each Trustee’s election;

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$40,000 annual award payable in restricted common shares that vest in three equal annual installments (valued at the closing price of the common shares on the date of our annual meeting of shareholders);

¿	$1,500 fee payable in cash for participation in each meeting and informational session of the Board;

¿	$1,000 fee payable in cash for participation by a member of a Board committee in each meeting of the committee; and

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$45,000 annual fee payable in cash for the Chair of the Board; $15,000 annual fee payable in cash for the Chair of the Audit Committee; $10,000 annual fee payable in cash for the Chair of the Compensation

Committee; and $10,000 annual fee payable in cash for the Chair of the Corporate Governance Committee.
Our Trustees are also reimbursed for expenses of attending Board and Board committee meetings. In addition, our Corporate Governance Principles encourage our Trustees to attend continuing education programs for directors and provide for reimbursement of the reasonable costs of attending such programs. Trustees may elect to defer the receipt of all or a portion of their $35,000 annual fee and $1,500 per Board meeting fee into our Deferred Compensation Plan.

Executives and Executive Compensation
Executive Officers
The following are biographical summaries of our executive officers who are not Trustees:
H. Jeffrey DeVuono (age 46) is our Executive Vice President and Senior Managing Director – Pennsylvania Region. Mr. DeVuono joined us in January of 1997. Prior to joining us, Mr. DeVuono worked for LCOR, Inc., a private development company that had a previous association with us, where he held a variety of positions, all of which related to asset management. Prior to joining LCOR, Mr. DeVuono was a sales representative for Cushman & Wakefield of Philadelphia. Mr. DeVuono serves on the Board of the Economy League of Greater Philadelphia and the Business Improvement District of King of Prussia. He is also a member of CoreNet, NAREIT, NAIOP, the Sunday Morning Breakfast Club, and the University of Pennsylvania’s Wharton School Zell/Laurie Real Estate Center. Mr. DeVuono is a graduate of LaSalle University.
Brad A. Molotsky (age 47) is our Executive Vice President, General Counsel and Secretary. Mr. Molotsky became our General Counsel and Secretary in October 1997; became a Senior Vice President in December 2004; became an Executive Vice President in August 2009; and became responsible for our company-wide sustainability initiative in 2010. Prior to joining us, Mr. Molotsky was an attorney at Pepper Hamilton LLP in Philadelphia, Pennsylvania. Mr. Molotsky is a member of NAREIT and the Real Estate Roundtable – Vice-Chair of the Sustainability Taskforce, a board member of the Committee of Seventy, the JCC of Southern New Jersey, the Walnut Street Theatre and The Federation of Southern New Jersey. Mr. Molotsky also serves as President and a board member of Jewish Community Properties, Inc., a non-profit affiliated with The Federation of Southern New Jersey. In addition, Mr. Molotsky is a member of the National Association of Industrial and Office Properties (and Co-Chair of the NJ Chapter Energy Committee), University of Pennsylvania’s Wharton School Zell/Lurie Real Estate Center, the Urban Land Institute, the Southern New Jersey Development Council, the Philadelphia Development Council, BOMA, NAREIT, and the Delaware Valley Green Building Council and is on the advisory committees of the Greater Philadelphia Innovation Cluster, the World Affairs Council of Philadelphia, C.A.R.E.S. Institute and Northern Home for Children. Mr. Molotsky earned a B.S. in accounting from the University of Delaware and a JD/MBA from Villanova University’s School of Law and the College of Business and Finance.
Howard M. Sipzner (age 50) is our Executive Vice President and Chief Financial Officer. Mr. Sipzner was appointed to his position in December 2006 and became an officer with us in January 2007. Mr. Sipzner joined us from Equity One, Inc., a real estate investment trust in North Miami Beach, Florida, where he served as Executive Vice President and Chief Financial Officer from 2004 and as Chief Financial Officer and treasurer from 1999 to 2004. Before Equity One, Mr. Sipzner served for twelve years as a Vice President in the Real Estate & Lodging Investment Banking department of Chase Securities, Inc., a subsidiary of the Chase Manhattan Bank and its predecessor, the Chemical Bank. Prior to joining Chemical Bank, Mr. Sipzner worked as an analyst for Merrill Lynch in the Municipal Securities area. Mr. Sipzner is a Board member of the World Affairs Council of Philadelphia, is the Treasurer of the Queens College Foundation and serves as Chairman of its Investment Committee, and is the Treasurer of the Young Israel of Jamaica Estates. Mr. Sipzner earned a B.A. from Queens College, City University of New York and an MBA from the Harvard Business School.
George D. Sowa (age 52) is our Executive Vice President and Senior Managing Director – New Jersey/Delaware Region. Mr. Sowa joined us on April 13, 1998. Prior to joining us, Mr. Sowa was employed by Keating Development Company, a real estate development firm, from 1997 to 1998, as a development manager. Mr. Sowa was also employed by Linpro/LCOR, Incorporated as Director of Development/Operations from 1989 to 1997. Mr. Sowa serves on the National Board of NAIOP as well as being President and Board member of the New Jersey Chapter of NAIOP. Mr. Sowa is also a member of NAREIT and is on the board of the Chamber of Commerce of Southern New Jersey and the Evergreens. Mr. Sowa holds a real estate broker’s license in New Jersey and Pennsylvania and earned a B.S. from Cornell University.
Robert K. Wiberg (age 56) is our Executive Vice President and Senior Managing Director – Metro DC and

California Regions. Mr. Wiberg joined us on January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as Executive Vice President and Managing Director of the Mid-Atlantic region of Prentiss. Mr. Wiberg has served on the Board of Directors of the Northern Virginia Chapter of the NAIOP and currently serves on the board of the Arlington Partnership for Affordable Housing. Mr. Wiberg holds a Virginia real estate salesperson license. He earned a B.A. from Cornell University, an MBA from the University of California at Berkeley and a Master of City and Regional Planning degree from Harvard University.
Thomas E. Wirth (age 48) is our Executive Vice President, Portfolio Management and Investments. Mr. Wirth joined us in December 2009. He directs portfolio management activities and participates with our regional and corporate executive team in formulating capital allocation tactics. Mr. Wirth also participates in our evaluation of capital raising alternatives, joint ventures and other transactions. From 2004 until 2009, Mr. Wirth served as President (2007-2009) and Chief Financial Officer of Feldman Mall Properties. From 1997 to 2004, he served first as the Vice President of Finance and later as Chief Financial Officer of SL Green Realty Corporation. Mr. Wirth has also served as Vice President of Financial Reporting and Analysis for Greenwich, Connecticut-based United Waste System, Inc., and spent ten years with Ernst & Young LLP in various positions, including Senior Manager. Mr. Wirth earned his B.A. in business management and accounting from Gettysburg College.
George D. Johnstone (age 48) is our Senior Vice President, Operations and Asset Management. Mr. Johnstone joined us in November 1998. He works in conjunction with our regional managing directors in running our operations. Prior to his appointment as our Senior Vice President, Operations & Asset Management, Mr. Johnstone served as Vice President of Operations for our Pennsylvania Region (2004 – 2005) and for our New Jersey Region (2002 – 2004) and served as Director of Operations for our New Jersey Region from 1998 until 2002. Prior to joining us, Mr. Johnstone was the Regional Controller for Linpro/LCOR Inc., where he was responsible for strategic and tactical accounting processes and oversight and leadership of all accounting functions for that company. Mr. Johnstone earned his B.S. in accounting from Albright College.
Gabriel J. Mainardi (age 38) is our Vice President, Chief Accounting Officer and Treasurer. Mr. Mainardi joined us in 2005 as our corporate controller.  Prior to joining us, Mr. Mainardi was a senior manager in public accounting at Ernst & Young LLP, where he worked from October 1996 through July 2005, specializing in real estate clients.  Mr. Mainardi is a licensed certified public accountant in the Commonwealth of Pennsylvania and earned his B.S. in accounting from Villanova University.
Compensation Discussion and Analysis
Executive Summary
Summary of Performance and Compensation Decisions for 2011

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Compensation of President and Chief Executive Officer: Mr. Sweeney’s salary remained at $600,000 for calendar year 2011 (and has remained unchanged since 2007). He was awarded long-term incentive equity in 2011 with an aggregate grant date fair value of $1,745,624. Approximately 31% of this award (based on relative grant date fair values) consisted of performance units with a potential pay-out, after a three-year performance period, dependent on our total shareholder return measured relative to companies in a broad REIT index. Approximately 19% of this award consisted of performance-based options with vesting tied to our total shareholder return compared to returns of peer group companies. Approximately 50% of this award consisted of a combination of restricted shares and options subject to time-based vesting. In addition, Mr. Sweeney received an annual incentive award for 2011 of $900,000 (approximately 75% of his award target), reflecting the Committee’s assessment our performance and Mr. Sweeney’s individual performance against the metrics in our 2011 “scorecard”, as described below. See “—Discussion — President and Chief Executive Officer Annual Incentive Award.”

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Compensation of Other Named Executive Officers: The base salaries of our other named executive officers remained unchanged for 2011 except for a $40,000 increase for Mr. DeVuono, reflecting his increased responsibilities with us. These officers received long-term incentive equity awards in 2011 with aggregate grant date fair values that reflected a 3% average increase over 2010 award levels, with the awards allocated equally among performance units, restricted shares and options. In addition, based on our 2011 performance scorecard, these officers received annual incentive awards for 2011 that reflected a 6% average increase over 2010 award levels. See “—Discussion — Annual Incentive Awards.”

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Increased Weighting of Performance-Based Awards: Our Compensation Committee changed the mix of long-term equity awards granted in March 2012 to our named executive officers to consist exclusively of performance units (two-thirds) and time-vested restricted shares (one-third), and eliminated options from the 2012 awards. As indicated above, approximately 53% of the options awarded to our President and Chief Executive Officer in 2011 (representing approximately 19% of his 2011 long-term incentive equity) are performance-based, with vesting tied to our total shareholder return over specified measurement periods being equal to or above the median of the total shareholder returns of companies in a 15 set peer group over the corresponding period. See “—Equity-Based Long-Term Incentive Compensation — Share Option Awards.”

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68% Pay-out on 2009 Performance Units: The year 2011 was the final performance year of the 2009 award of performance units and as a result of our cumulative 34% total shareholder return during the three-year measurement period for these units, we paid out common shares at 68% of target. See “—Capsule Information — Capsule Information: Settlement under 2009 Performance Units.”

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Refinement of Peer Group: With the assistance of its independent consultant, our Compensation Committee changed the component members of our peer group as part of its ongoing effort to align our compensation practices with best practices and recognize the companies with which we compete for executive talent. This peer group plays an important role in our Compensation Committee’s assessment of our pay-for-performance alignment, as discussed elsewhere in this proxy statement, including under “Other Highlights” below.

Other Highlights

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Last Year’s Say on Pay Vote; Pay for Performance Analysis Conducted Annually: As part of its commitment to pay-for-performance, our Compensation Committee considered the favorable shareholder vote on our executive compensation at the June 2011 annual meeting of shareholders. Our Compensation Committee also assessed our pay practices in light of published guidelines of ISS and evolving views on best pay practices. In seeking to link our compensation programs and practices with performance, our Compensation Committee evaluates a variety of data, including:

o
The degree of alignment between our total shareholder return ranking and the pay ranking of our President and Chief Executive Officer (in each case measured against our peer group) over one and three-year periods.

o	The multiple of our President and Chief Executive Officer’s pay relative to the peer group median.

o	The relative trends in our total shareholder returns over a five-year period and in the pay levels of our President and Chief Executive Officer during this period.

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Voluntary Reduction in Severance Formula: In furtherance of the commitment of our President and Chief Executive Officer to best pay practices, Mr. Sweeney requested the removal of the value of his annual long-term equity incentive award from the formula in his employment agreement used to compute cash severance payable to him upon a change in control or other termination event.

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Hedging Policy: Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares.

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Stock Ownership Guidelines: We have share ownership requirements for executives and trustees that we believe align the financial interests of our executives and trustees with those of our shareholders. See “– Additional Compensation Information – Share Ownership Requirements.”

Overview and Philosophy
Our Compensation Committee sets and administers our executive compensation policies and practices. Through these policies and practices we seek to attract, retain and motivate high quality executives to advance our corporate goal of maximizing total returns to shareholders through quarterly dividends and share price appreciation. We believe that these policies and practices:

1.	encourage the achievement of annual and longer-term business goals designed to build shareholder value;

2.	provide compensation that is competitive with peer group companies;

3.	enhance retention; and

4.	encourage executives to achieve superior performance without excessive risk taking.
Our executive compensation program consists of three principal components: base salary; annual incentive awards; and equity-based long-term incentives. We discuss each of these components separately below.
Base salaries provide a regular stream of income and financial security. Base salaries are reviewed annually against market data and may be adjusted to reflect changes in individual responsibilities, skills, experience and performance. See “Discussion — Base Salary.”
Annual incentive awards are designed to reward executives who achieve annual performance goals that take into account and enhance our corporate performance. These performance goals fall within three general categories: corporate, business unit/regional and individual. These performance goals include both quantitative and non-quantitative performance measures. As we discuss in greater detail below, our Compensation Committee believes that a significant portion of each annual incentive award should be based on quantitative performance measures and also believes that more subjective elements are important in recognizing achievement and motivating officers. See “Discussion — Annual Incentive Awards.”
Equity-based long-term incentives are awarded to motivate, reward and retain key employees over longer periods and to align their interests with those of our shareholders. In 2011 and earlier years, these incentives consisted of a mix of (i) performance units; (ii) time vested restricted common shares; and (iii) options. As part of our ongoing effort to assure pay-for-performance alignment, we changed the mix for awards made on March 1, 2012 to consist of (i) performance units (representing two-thirds of the total) and (ii) time vested restricted common shares (representing one-third of the total). In all events, an executive whose employment with us terminates before incentive awards have vested or been earned, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave (other than upon a qualifying retirement), will normally forfeit the unvested portions of the awards. See “—Vesting and Forfeiture Provisions.”
Generally, as an executive’s responsibilities increase, our Compensation Committee allocates a greater portion of the executive’s total compensation to annual incentive awards and equity-based long-term incentive awards (“variable” compensation) as compared to base salary (“fixed” compensation). A significant percentage of the variable compensation of our senior executives is composed of performance units, restricted common shares and (for 2011 and prior years) options because: (i) we believe that the interests of these executives should be closely aligned with the interests of our shareholders; (ii) we want these individuals to maintain a long-term focus for us; and (iii) these types of pay arrangements are generally consistent with the compensation practices of peer companies with which we compete for executive talent.
Each year our Compensation Committee, along with our President and Chief Executive Officer, establishes performance targets under our incentive plans that tie awards to achievement of financial and operational results. Following the end of each year, our Compensation Committee determines compensation by assessing performance against these targets, as well as in light of our total shareholder return over differing periods and our performance relative to our peers, measured against financial and non-financial metrics. Ultimately, the amount of compensation awarded to our executives is determined based on what our Compensation Committee believes is in the best interests of shareholders.

Consistent with our “pay-for-performance” philosophy and the significant percentage of total compensation of our President and Chief Executive Officer that consists of variable compensation, his annual base salary has remained unchanged at $600,000 for 2007 through the date of this proxy statement while his variable compensation has experienced significant year-over-year changes, as reflected in the following table and graph.

Variable Compensation
Year	Annual Award (1)	Long-Term Incentive Award (2)	Total Variable Compensation	Year over Year % Change
2011	$900,000	$ 1,745,624 (3)	$2,645,624	(2.0)
2010	$900,000	$ 1,800,000 (4)	$2,700,000	55.9
2009	$1,050,000	$ 682,215 (5)	$1,732,215	(8.5)
2008	$480,000	$ 1,414,000 (6)	$1,894,000	(17.6)
2007	$0	$ 2,300,000 (7)	$2,300,000	---

(1)
The amounts shown under the “Annual Award” column in the above table have been derived from and reflect the aggregate annual amounts presented under the “Bonus” and “Non-Equity Incentive Plan” columns in the Summary Compensation Tables in our annual proxy statements that relate to the applicable year.

(2)
The amounts shown under the “Long-Term Incentive Award” column in the above table have been derived from and reflect the amounts presented under the “Grant Date Fair Value of Share and Option Awards” column in the Summary Grants of Plan-Based Awards Tables in our annual proxy statements that relate to the applicable year. For example, the 2011 amount ($1,745,624) was awarded on March 2, 2011.

(3)
Consists of performance units ($539,064); ten-year options (approximately 53% of which have vesting tied to our total shareholder return) ($658,408); and restricted common shares ($548,153) that cliff vest on the third anniversary of the award date.

(4)	Consists of performance units ($550,000); ten-year options ($700,000); and restricted common shares ($550,000) that cliff vest on the third anniversary of the award date.

(5)	Consists of performance units ($331,472); ten-year options ($21,654); and restricted common shares ($329,089) that cliff vest on the third anniversary of the award date.

(6)	Consists of ten-year options ($787,800) and restricted common shares ($626,200) that cliff-vested on the third anniversary of the award date.

(7)	Consists of restricted common shares that vest in seven equal annual installments.

Total Variable Compensation
(President and Chief Executive Officer)

$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
2007
2008
2009
2010
2011
Year

The following pages of this Compensation Discussion and Analysis include:

¿	A description of the roles of those responsible for overseeing and implementing our executive compensation;

¿	A discussion of each of the principal components of our executive compensation program;

¿	An explanation of how we set compensation targets, establish performance goals and determine amounts and forms of compensation; and

¿	A summary of other key aspects of our executive compensation.
Decision Making
Committee Authority. Our Compensation Committee’s responsibilities include:

¿
Approving the goals and objectives relating to our President and Chief Executive Officer’s compensation, evaluating the performance of our President and Chief Executive Officer in light of such goals and objectives, and setting the compensation of our President and Chief Executive Officer based on this evaluation;

¿
Approving the salaries and annual incentive awards of our other executive officers either (i) with the title Executive Vice President, (ii) with the title Senior Vice President or Vice President, in either case who hold a position as Managing Director, Chief Financial Officer, General Counsel or Chief Administrative Officer or (iii) who report directly to our President and Chief Executive Officer, taking into account the recommendation of our President and Chief Executive Officer and such other information as the Committee believes appropriate;

¿	Administering our equity incentive plans, including authorizing restricted common shares, performance units, options and other equity-based awards under these plans;

¿
Retaining and terminating, in its sole discretion, third party consultants to assist in the evaluation of Trustee and executive compensation (with sole authority to approve any such consultant’s fees and other terms of engagement); and

¿	Assessing the appropriate structure and amount of compensation for our Trustees.
Our Compensation Committee’s charter does not authorize the Compensation Committee to delegate any of its responsibilities (including authority to award performance units, restricted common shares, options or other equity-based awards) to other persons, and the Compensation Committee has not delegated any of its responsibilities to other persons.
Compensation Consultants. Our Compensation Committee recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities. In 2008 and 2009 and until the fourth quarter of 2010, our Compensation Committee retained Towers Watson as its consultant. In the fourth quarter of 2010, the Compensation Committee retained Pay Governance LLC as its consultant upon the spin-off of this firm, including the individual consultants that serve the Committee, from Towers Watson to form an independent executive compensation advisory firm. Our Compensation Committee selected Pay Governance and, before that, Towers Watson, as consultants because of their expertise and reputation. We have no affiliation with Pay Governance or with Towers Watson and their engagement and scope of services have been solely through our Compensation Committee.
During 2011, our compensation consultants advised our Compensation Committee on executive compensation matters, plan design, industry trends and practices, and our pay-for performance alignment, including as measured relative to peers and relative to our total shareholder returns. As directed by the Committee, the consultants prepared analyses for the Committee relating to all aspects of the compensation of our executives. They advised the Committee on market practices regarding executive compensation, including annual incentive awards and long-term incentive pay, and reviewed our peer group and the market positioning of the compensation provided to our named executive officers and other senior executives. The consultants meet privately with the Committee and individual Committee members from time to time to plan for Committee meetings and discuss executive compensation matters. Pay Governance does not provide other services to us.
Role of Executives. Our Compensation Committee seeks the views of our President and Chief Executive Officer in setting and administering our executive compensation programs. In particular, at the beginning of each year, Mr. Sweeney oversees the development of corporate, business unit/regional and individual goals for purposes of annual and long-term compensation. These goals are derived from our corporate business plan and include both quantitative measurements and qualitative considerations selected to reinforce and enhance achievement of our operating and growth objectives. The Compensation Committee reviews these goals with Mr. Sweeney, adopts revisions it deems appropriate and determines the final goals for compensation.
Following the end of each year, Mr. Sweeney reviews with the Compensation Committee, at several meetings, the achievement of corporate, business unit/regional and individual goals and the performance of each other named executive officer and presents his evaluation of such executive officer’s performance to the Committee. Decisions about individual compensation elements and total compensation are made by the Committee, using its judgment, focusing primarily on each named executive officer’s performance against the officer’s performance goals as well as our overall performance. With respect to the non-quantitative performance measures applicable to our executives, the Committee relies heavily on the views of Mr. Sweeney (other than as to himself). As President and Chief Executive Officer, Mr. Sweeney oversees the day to day performance of the other named executive officers. As such, our Compensation Committee believes that he is well positioned to evaluate their performance and make recommendations as to their overall compensation.
In addition to the role played by our President and Chief Executive Officer, our other executive officers furnish such industry data and legal and financial analyses as the Committee requests from time to time.
Peer Group Data. Our Compensation Committee, in consultation with its compensation consultant, developed a peer group as a frame of reference for our executive compensation. Our Compensation Committee selects companies for inclusion in the peer group that acquire, sell, develop, lease and manage sizeable office real estate portfolios or own both office and industrial properties. In selecting companies, the Committee also considers their equity and total market capitalization and geographic location as well as third party considerations (for example, where members of the financial community treat a particular company as being a Company peer). Our Compensation Committee did not select or exclude companies from the peer group on account of their compensation practices. Our Compensation Committee believes that peer group data are an indicator of compensation opportunities at companies that might recruit our executives and the data therefore help the

Committee set compensation at competitive levels. Our Compensation Committee also believes that peer group data provide perspective on performance measurement practices and linkages between pay and performance. The Committee does not set specific pay targets or otherwise engage in formal “benchmarking” of compensation of our executives against executives at peer group companies. The Committee does, however, attempt to set total compensation for each named executive near the middle of the peer group data while allowing for the possibility of greater or lesser compensation based upon our corporate and individual performance.
Our Compensation Committee believes that the selection of a peer group to be used for assessing the competitiveness of our executive compensation requires periodic review, including in light of capitalization, comparability of business and management and geographic location. On November 22, 2011, following several meetings earlier in the year, our Compensation Committee approved the addition to the peer group of Cousins Properties Inc., DCT Industrial Trust Inc., Parkway Properties Inc. and Piedmont Office Realty Trust, Inc. and the removal of MPG Office Trust, Inc. from the peer group. Accordingly, our peer group is comprised of the following companies:

¿    Alexandria Real Estate Equities Inc.
¿    BioMed Realty Trust Inc.
¿    Commonwealth REIT
¿    Corporate Office Properties Trust Inc.
¿    Cousins Properties Inc.
¿    DCT Industrial Trust Inc.
¿    Duke Realty Corporation
¿    Douglas Emmett, Inc.
¿    First Industrial Realty Trust, Inc.

¿    Highwoods Properties, Inc.
¿    Kilroy Realty Corp.
¿    Lexington Corporate Properties Trust
¿    Liberty Property Trust
¿    Mack-Cali Realty Corporation
¿    Parkway Properties Inc.
¿    Piedmont Office Realty Trust Inc.
¿    PS Business Parks, Inc.
¿    Washington Real Estate Investment Trust

Timing. Our Compensation Committee makes final compensation determinations in the first quarter of each year. Annual incentive and equity-based long-term incentive awards and base salary adjustments are typically made in early March. This timing allows us to close our books for the prior year and provides the Compensation Committee with sufficient time to evaluate our executives against their individual performance goals and our corporate performance. See “—Additional Compensation Information — Timing of Equity and other Awards.” These performance goals are typically established during the first quarter of the prior year, following review and analysis by the Committee of that year’s business plan, industry data and our compensation framework. On March 1, 2012, our Compensation Committee set 2012 base salaries for our executives, approved 2011 annual incentive awards and granted equity-based long-term incentive awards, as summarized in the following tables.
Capsule Information
Capsule Information: Base Salaries. The table below shows 2011 and 2012 base salary information for each of our named executive officers.

Executive	2011 Base Salary	2012 Base Salary	% Increase
Gerard H. Sweeney	$600,000	$600,000	0%
Howard M. Sipzner	$440,000	$440,000	0%
H. Jeffrey DeVuono	$325,000	$340,000	5%
Brad A. Molotsky	$350,000	$350,000	0%
Robert K. Wiberg	$285,000	$291,000	2%

Capsule Information: 2011 Annual Incentive Awards. The table below shows the 2011 annual incentive targets for our named executive officers, expressed as a percentage of their 2011 base salaries and as dollar amounts, and the actual amounts awarded to them on March 1, 2012.

Executive	2011 Base Salary	2011 Annual Incentive Award Percentage Target	2011 Annual Incentive Award Opportunity at Target	Actual 2011 Annual Incentive Award
Gerard H. Sweeney	$600,000	200%	$1,200,000	$900,000
Howard M. Sipzner	$440,000	100%	$440,000	$404,800
H. Jeffrey DeVuono	$325,000	75%	$243,750	$241,313
Brad A. Molotsky	$350,000	80%	$280,000	$225,000
Robert K. Wiberg	$285,000	75%	$213,750	$192,375

Capsule Information: 2011 and 2012 Equity-Based Long-Term Incentive Awards. Our Compensation Committee awards equity-based long-term incentives by reference to percentages of base salary of the applicable executives. The target percentages are subject to the sole discretion of the Committee and were as follows for the awards made on March 2, 2011 and March 1, 2012: Mr. Sweeney (300%); Mr. DeVuono (125%); Mr. Molotsky (150%); and Mr. Wiberg (125%). Mr. Sipzner’s employment agreement includes a 165% target, with the amount of any award subject to the Committee’s sole discretion. The table below shows the equity-based long-term incentive awards granted to each of our named executive officers on March 2, 2011 and March 1, 2012.

	Awarded March 2, 2011				Awarded on March 1, 2012
Executive	Restricted Shares (#)	Performance Units (#)	Options (#)(1)	Grant Date Fair Value of Share and Option Awards(2)	Restricted Shares (#)	Performance Units (#)	Grant Date Fair Value of Share Awards(3)
Gerard H. Sweeney	46,102	32,930	189,701	$1,745,624	55,249	74,488	$1,800,000
Howard M. Sipzner	18,441	13,172	59,621	$654,891	20,258	27,313	$660,000
H. Jeffrey DeVuono	9,954	7,110	32,182	$353,495	12,469	16,811	$406,250
Brad A. Molotsky	14,669	10,478	47,425	$520,938	16,114	21,726	$525,000
Robert K. Wiberg	9,954	7,110	32,182	$353,495	10,935	14,742	$356,250

(1)
The options shown for each executive include 8,410 incentive stock options, with the balance consisting of non-qualified options. Except for a portion of the options granted to Mr. Sweeney, the options vest in three equal annual installments during the three-year period following the grant date, subject to the executive’s continued employment with us. A portion of Mr. Sweeney’s options (101,437) are subject to additional performance-based vesting conditions linked to our total shareholder return relative to the total shareholder returns of companies in a 15 set peer group. We have summarized these additional vesting conditions later in this section under the caption “Equity-Based Long-Term Incentive Compensation – Share Option Awards.”

(2)
The amounts shown in this column represent the grant date fair value of awards on the date of grant, computed in accordance with FASB ASC Topic 718. Whether the named executive officers ultimately realize any of the value of the equity awards generally depends on, in the case of the performance units, our total shareholder return during the three-year period beginning January 1, 2011 and ending December 31, 2013 relative to the real estate investment trusts included in the MSCI US REIT Index’s gross index, and, in the case of restricted common shares, continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable award. The grant date fair value of each restricted share awarded on March 2, 2011 equaled the closing price of our common shares on the New York Stock Exchange on that date ($11.89). The grant date fair value for each performance unit awarded on March 2, 2011 was $16.37 and was determined using a Monte Carlo simulation probabilistic valuation model. For purposes of the 2011 simulation, we assumed volatility of 51.2%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 44.4%). Our actual total shareholder return from the beginning of the performance period through the grant date was 4.4%, which was calculated using a 60-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was 6.0%). The grant date fair value of each option awarded on March 2, 2011 (other than 101,437 performance-based options awarded to Mr. Sweeney as part of his 189,701 option award) was $3.69 and was calculated using a Black-Scholes model with the following material assumptions: a long-term average dividend yield of 5.01%, a volatility rate of 48.02%, a risk-free interest rate of 2.86%, and a weighted average option term of approximately seven years. A portion of the options (covering 101,437 shares) awarded to Mr. Sweeney on March 2, 2011 were amended on May 24, 2011 to subject them to performance-based vesting conditions. As amended, these options had a grant date fair value of $3.28 per option. The assumptions used in the Monte Carlo model to determine this fair value were: a risk-free interest rate of 2.47%, a long-term average dividend yield of 5.16%, a volatility rate of 51.4% and a weighted average option term of approximately seven years.

(3)
The amounts shown in this column represent the grant date fair value of awards on the date of grant, computed in accordance with FASB ASC Topic 718. Whether the named executive officers ultimately realize any of the value of the equity awards generally depends on, in the case of the performance units, our total shareholder return during the three-year period beginning January 1, 2012 and ending December 31, 2014 (i) relative to the total shareholder returns of the real estate investment trusts included in the S&P US REIT index (with respect to 50% of the units) and (ii) relative to the total shareholder returns of the companies in our peer group (with respect to the other 50% of the units). Whether the named executive officers ultimately realize any of the value of the equity awards consisting of restricted common shares generally depends on their continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable award. The grant date fair value of each restricted share awarded on March 1, 2012 equaled the closing price of our common shares on the New York Stock Exchange on that date ($10.86). The grant date fair value for the performance units awarded on March 1, 2012 was $16.47 (for performance units measured against the S&P US REIT index) and was $15.74 (for performance units measured against the peer group) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 53.3%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 44.6%). Our actual total shareholder return from the beginning of the performance period through the grant date was 25.2%, which was calculated using a 60-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was 12.6%). In the case of the performance units measured against the peer group, we assumed volatility of 53.3%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 45.7%). Our actual total shareholder return from the beginning of the performance period through the grant date was 25.2%, which was calculated using a 60-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was 15.6%).

Capsule Information: Settlement under 2009 Performance Units. The year 2011 was the final performance year under the three-year measurement period contained in the performance units awarded to our executives on April 1, 2009. Each of these performance units represented the right to earn common shares, with the number of common shares dependent on our total shareholder return during the measurement period compared to the total shareholder return for REITs included in the MSCI US REIT Index’s gross index. Our 47% cumulative total shareholder return during this period, as computed under the performance units, placed us in the 34th percentile of the comparative group, resulting in a formulaic payout of 68% of the target amount. The table below shows the number of performance units awarded in 2009 to our named executive officers and the number of common shares earned on account of these units and delivered to the executives in the first quarter of 2012 (adjusted to reflect dividend equivalents on the earned portion).

Executive	2009 Performance Units (#)	Shares Issued (#)
Gerard H. Sweeney	147,321	116,423
Howard M. Sipzner	41,324	32,657
H. Jeffrey DeVuono	24,115	19,057
Brad A. Molotsky	34,991	27,652
Robert K. Wiberg	24,115	19,057
Discussion
The principal components of our executive compensation consist of:

¿	Base salary;

¿	Annual incentive awards; and

¿	Equity-based long-term incentives.
Other components of executive compensation include:

¿	Health and disability coverage, 401(k) matching contributions, life insurance, deferred compensation;

¿	An opportunity to participate in our employee share purchase plan; and

¿	Change-in-control benefits.
Each of the principal components of our executive compensation furthers one or more of our compensation objectives identified under “Overview” set forth above and:

¿	Aligns management and shareholder interests;

¿	Aligns pay programs with our business strategy;

¿	Provides retention and recruitment incentives; and

¿	Provides appropriate, market based equity ownership by officers.
Our Compensation Committee considers each component as part of a total compensation package and, therefore, evaluates the impact on each component on each of the other components in making compensation determinations.
Base Salary. Base salary represents the fixed portion of an executive’s compensation and is paid on a bi-weekly basis. Accordingly, base salary provides a regular stream of income and financial security. In setting base salaries, our Compensation Committee considers the responsibilities, skills, experience and performance of the executives and relies heavily on the views of our President and Chief Executive Officer as to the impact, contribution and expertise of our executives (except in the case of himself and his compensation). In setting base salaries, our Compensation Committee also considers the linkage of base salaries to the elements of our compensation that are tied to base salaries (such as severance and change in control benefits and annual and long-term incentive targets that are computed as a multiple of base salary). As part of the annual compensation process, the Committee may adjust base salaries to reflect changes in market data or in an executive’s responsibilities, skills, experience and performance. In establishing 2011 base salaries for our named executive officers, our Compensation Committee concurred in the recommendation of our President and Chief Executive Officer that no increase be made in his base salary or in the base salary of any of the other named executive officers (other than a $40,000 increase in the base salary of Mr. DeVuono on account of the increase in his responsibilities). Mr. Sipzner’s base salary is set in his employment agreement. See “Compensation Tables and Related Information — Agreement with our Executive Vice President and Chief Financial Officer.” For 2012, the base salaries of two of our named executive officers were adjusted as reflected in the table above presenting capsule information. See “Capsule Information — Capsule Information: Base Salaries.”
Annual Incentive Awards. Annual incentive awards are designed to reward executives for achievement of annual performance goals linked to the achievement of our annual company goals. Each year our Compensation Committee establishes a target amount for annual incentive awards for each executive, with the target amount expressed as a percentage of the executive’s base salary. The targeted amounts take into account all factors that the Committee deems relevant, including the input of Pay Governance LLC as to competitive compensation levels, the recommendation of our President and Chief Executive Officer (except with respect to his own target), responsibilities of the executives and the Committee’s view of market conditions. As described above under “Capsule Information: 2011 Annual Incentive Awards,” the 2011 target percentages for annual incentive awards for our named executive officers were: Mr. Sweeney (200%); Mr. Sipzner (100%); Mr. DeVuono (75%); Mr. Molotsky (80%); and Mr. Wiberg (75%). As discussed below, actual annual incentive awards may be higher or lower than target.
Annual incentive awards are computed primarily on the basis of performance within three categories and reflected in a “scorecard”: corporate, business unit/regional and individual. The “corporate” and “business unit/regional” categories include performance measures that are derived from, or that seek to reinforce, our annual corporate business plan developed by our Board of Trustees and senior management. The “individual” category is tied to non-quantitative individual goals, including corporate initiatives, social/community activities (including participation on charitable and civic boards) and departmental leadership. Measurement of performance for this category is subjective.
The table below sets forth the relative weightings of each of these three categories for 2011 and 2012. The specific weightings reflect the different roles and responsibilities of our named executive officers. In particular, the relatively higher weightings of “Business Unit/Regional” for Messrs. Wiberg and DeVuono compared to the other named executives reflect their operational roles in specific geographic regions whereas the relatively higher weightings of “Corporate” for Messrs. Sweeney, Sipzner and Molotsky reflect their company-wide responsibilities.

	2011/2012
Executive	Corporate	Business Unit/ Regional	Individual
Gerard H. Sweeney	80%	0%	20%
Howard M. Sipzner	60%	20%	20%
H. Jeffrey DeVuono	40%	40%	20%
Brad A. Molotsky	60%	20%	20%
Robert K. Wiberg	40%	40%	20%

With respect to corporate and business unit/regional goals, the Committee sets a threshold, target and maximum payout shortly after the beginning of each year or as soon as practicable thereafter. If an executive were to exceed target in a particular area, the executive may be awarded up to 150% of the relevant component. If the executive were not to achieve the threshold for the component, the executive would not receive a payout for that component. Our framework for annual incentive awards for executives contemplates that, after taking into account each executive’s individual scorecard, the Compensation Committee may exercise discretion in setting individual awards, including setting awards below the pool accrued for annual incentive awards. For example, an executive with a $300,000 base salary and an annual incentive target percentage of 75% would have an unadjusted annual incentive opportunity of $225,000. If the executive were to achieve 100% of his or her goals, and the Committee determined that we should pay out 90% of the aggregate accrued annual incentive pool, then the adjusted annual incentive for the executive would be $202,500. Factors the Committee may use in adjusting the pool include, but are not limited to, our share price performance, the extent of achievement/failure to meet corporate goals, our performance relative to peer companies and general economic/industry conditions.
Following the end of each year, our President and Chief Executive Officer reviews with the Compensation Committee achievements relative to corporate, business unit/regional and individual performance objectives as well as our performance compared to our business plan for the prior year and submits recommendations for annual incentive awards based on his assessment of our overall and individual achievements. The Compensation Committee analyzes the recommendations and has unrestricted authority to modify them. The Committee generally does not directly adjust corporate or business unit/regional goals, but may do so to take into consideration acquisitions, divestitures or financings, or significant events.
The Committee’s framework for administering the corporate scorecard expressly affords the Committee the opportunity to adjust the results of the scorecard upward or downward by 25% to reflect our performance with respect to metrics selected by the Committee relative to peer company performance with respect to these metrics. In determining whether to make any such adjustments, the Committee exercises judgment and discretion, both as to the metrics it considers and the weight it assigns to any such metrics. The following diagram reflects this framework:

Based on our 2011 results, and the relative weightings and judgments applied to each component, the corporate portion of the scorecard reflected an overall achievement of approximately 107%. However, the Committee concurred in the recommendation of our President and Chief Executive Officer that the this percentage be adjusted downward to 95%, primarily to reflect our total shareholder return relative to select peer companies over one and three-year time frames. The amount of this downward adjustment was subjective. We summarize directly below the specific 2011 performance measures that comprised the corporate portion of the annual incentive awards.
Final Bonus Payout as Percent of Corporate Scorecard Target

Corporate Goals. Key 2011 corporate goals were tied to our operational performance and capital targets. The goals tied to operational performance and capital targets represented 75% and 25%, respectively, of the corporate component of our annual incentive award opportunity for 2011.

The key operational goals for 2011, and their weightings, were comprised of:
Performance Measure	Weighting
Operational	30%[3]
Funds From Operations (FFO)[1]
Cash Available for Distribution (CAD)[2]
Year-End Occupancy
Lease Retention Rate
Speculative Revenue	15%
Year-End Leased	30%[3]
Subtotal	75%
The key capital targets for 2011, and their weightings, were comprised of:
Capital
Sales/Joint Venture Activity	25%[3]
Leverage Ratio
Unsecured Indebtedness Strategy
Subtotal	25%
Total	100%

(1)
We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.  NAREIT defines FFO as net income (loss) before non-controlling interests of unit holders (preferred and common) and excluding gains (losses) on sales of property and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures.  Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.  FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. For information purposes, we also provide FFO adjusted for impairment charges.  Although our calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that by excluding impairment charges, shareholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

(2)
Cash available for distribution, or CAD, is a non-GAAP financial measure that is not intended as an alternative to cash flow from operating activities as determined under GAAP. CAD is presented in our investor presentations solely as a supplemental disclosure with respect to liquidity because we believe it provides useful information regarding our ability to fund our distributions. Because other companies do not necessarily calculate CAD the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other companies.

(3)	The weighting among components in the stated percentage reflects the Committee’s exercise of discretion and judgment.

We summarize below actual performance against individual targets for 2011:

¿
Our FFO target for 2011 was $1.30. Our actual FFO for 2011 was $1.39. Our CAD target for 2011 was $0.74. Our actual CAD for 2011 was $0.55. Accordingly, our FFO was 106.9% of target and our CAD was 73.3% of target.

¿	Our year-end occupancy target for 2011 was 86% and our actual year-end occupancy was 86.5%, or slightly above target.

¿	Lease retention rate reflects our renewal of existing leases against internal targets. Our lease retention target for 2011 was 56% and our actual achievement was 65.2%, or 116.4% of target.

¿	Speculative revenue achievement reflects lease activity against an internal target. Our 2011 internal target was $31.8 million and our actual achievement was $38.1 million, or 119.8% of target.

¿	Our year-end leased target for 2011 was 89% and our actual result for 2011 was 89.5%, or at target.

¿
Sales/Joint Venture activity relates to assets sold or contributed into joint ventures for strategic purposes. For 2011 this target also included, as a sub-component, consummation of a joint venture with an institutional partner in one of our key markets. In the fourth quarter of 2011 we achieved this sub-component with the consummation of our joint venture in Metropolitan D.C. with an affiliate of Allstate Insurance Company.

¿	Leverage target is a ratio of debt against gross asset values, excluding cash. Our 2011 target was 44% and our actual year-end ratio was 44.3%, or slightly above target.

¿
Unsecured indebtedness relates to our year-end unsecured debt balances under our credit facility against internal targets. We achieved our internal targets for this metric through our fourth quarter execution of a new $600 million unsecured revolving credit and three unsecured term loans aggregating $600,000.

Business Unit/Regional Goals. As noted above, four of our named executive officers received annual incentive awards based in part upon the performance of their respective business units or regions. Because each of Messrs. Wiberg and DeVuono oversee specific regions of our operations (Metropolitan DC and our California regions in the case of Mr. Wiberg, and our Pennsylvania region in the case of Mr. DeVuono), the performance metrics for the business unit/regional portion of their scorecard include region-specific operational performance measures tied to leasing revenues, capital cost controls, same store net operating income, occupancy levels and lease renewals. The business unit/regional performance measures for our other two named executive officers with business unit/regional goals are non-quantitative and the measurement of achievement involves judgment and subjectivity. The 2011 business unit performance measures for Mr. Sipzner, as our chief financial officer, related to (i) quality and timeliness of our financial reporting; (ii) operational efficiencies and process improvement; (iii) corporate controls and support of our internal audit group; and (iv) sourcing of new debt and equity capital. Mr. Molotsky, as our chief legal officer, has direct oversight for a variety of matters. For 2011, his business unit goals were allocated among (a) general counsel responsibilities, including legal compliance and risk management; (b) legislative affairs, including internal communications on pending legislative and regulatory changes; (c) company environmental and sustainability initiatives; and (d) broader-based corporate responsibilities, including assuring ongoing integration of inter-department initiatives.
Individual Goals. Individual goals for our executive officers are tied to executive leadership and managerial performance and are evaluated on a subjective basis annually. These goals are intended to move our company and the individual executive’s business unit or region forward in terms of organizational structure, improve on such practices as collaboration among business units or enterprise-wide thinking and address development of junior executives and succession planning. Individual performance for Mr. Sweeney is determined by the Compensation Committee. The Committee also determines individual performance for the other named executive officers after receiving recommendations from Mr. Sweeney. None of the individual goals included quantitative measures, and our Compensation Committee assigned no specific weighting to any of these goals, but rather assessed overall achievement levels in determining annual incentive awards. Individual goals for Mr. Sweeney in 2011 included (i) providing ongoing strategic leadership; (ii) proactive management of sources and uses of capital, including oversight of our portfolio allocation goals; and (iii) active management of career development of high potential officers within our company.
President and Chief Executive Officer Annual Incentive Award. As discussed above, our Compensation Committee approves the performance goals for our President and Chief Executive Officer each year following review of our annual business plan and key objectives for that year. For 2011, 80% of the annual incentive award opportunity for Mr. Sweeney was tied to “corporate” performance measures (with the components and targets identified above) and 20% reflected the Compensation Committee’s assessment of Mr. Sweeney’s leadership of our company and strategic vision. As discussed above, based on our 2011 business results, and the relative weightings in and judgments applied to our 2011 scorecard, Mr. Sweeney achieved approximately 107% of the corporate portion of his annual incentive award opportunity. However, the Compensation Committee concurred in his recommendation that the payout percentage tied to the corporate portion be adjusted downward to 95%, primarily to reflect our total shareholder return relative to select peer companies over one and three-year time frames. Mr. Sweeney’s actual award equaled 75% of his annual target opportunity.
We do not have policy differences with respect to the compensation of individual executive officers even though the level of compensation may differ based on scope of responsibilities and performance. The compensation disparity between our President and Chief Executive Officer and the other executive officers is primarily due to our President and Chief Executive Officer having significantly greater responsibilities for management and oversight of our business.
2012 Goals. Our 2012 business plan reflects our continued focus on leasing of space at our existing portfolio and operating cost control and our longer-term strategy of growth through acquisition, ownership, management and development of office properties. Our corporate, business unit/regional and individual goals and objectives for annual incentive awards for 2012 include performance measures similar to those used in 2011, with operational metrics weighted 60% in aggregate (versus 75% for 2011) and capital metrics weighted 40% in aggregate (versus 25% in 2011), and are calibrated to promote achievement of our 2012 business plan.
Equity-Based Long-Term Incentive Compensation.
Consistent with our compensation objectives, our equity-based long-term incentive program is designed to assist us in attracting and retaining high quality executives, while tying a significant portion of compensation to our financial performance, principally in the case of this program our total shareholder return. Given the influence of our more senior executives on our overall performance, we have allocated a larger percentage of their compensation to the variable performance associated with equity-based awards.
The amounts presented in the Summary Compensation Table for Share Awards and Option Awards reflect the aggregate grant date fair values of share-based awards and option awards granted during the indicated years. Accordingly, the amounts shown in the Summary Compensation Table for 2011 Share Awards and 2011 Option Awards refer to the awards granted on March 2, 2011. We address directly below the methodology for the determination of these awards.
For the March 2, 2011 awards, the Compensation Committee, after consultation with Pay Governance, determined a market based competitive target percentage and target value, expressed as a percentage of base salary, as set forth above. See “—Overview.” These target values were set as a percentage of base salaries ranging from 125% to 300%. The percentages reflect the Committee’s consideration of multiple data points, including peer and industry equity award data, our historic award levels and our total targeted compensation levels. The March 2011 awards were comprised of three components: performance units, restricted common shares and options. After consultation with Pay Governance, the Compensation Committee determined to allocate these awards substantially equally among performance units, time-vested restricted common shares and option awards. In the case of our President and Chief Executive Officer, the allocation (based on relative grant date fair values) was: performance units (31%), restricted common shares (30%) and options (39%). As we discuss in greater detail below under “Share Option Awards,” 101,437 of Mr. Sweeney’s 189,701 options are subject to additional vesting conditions based on our total shareholder return.
For the March 1, 2012 awards, the Compensation Committee, after consultation with Pay Governance, determined a market based competitive target percentage and target value, expressed as a percentage of base salary, as set forth above. See “—Overview.” The awards made on March 1, 2012 were comprised of two components: performance units and restricted common shares, with the performance units representing two-thirds of the total and time-vested restricted common shares representing one-third of the total (based on relative grant date fair values). The Compensation Committee believes that these two components in combination create an effective link between ultimate value realizable by our executives and our longer-term performance and also enhance retention by conditioning payouts on continued service with us during the performance or vesting periods.
We describe below the material terms of the components of equity-based long-term incentive compensation that were awarded in March of 2011 and 2012.
Performance Units. Each performance unit represents the right to earn common shares. The number of common shares, if any, deliverable to recipients of performance units awarded in 2011 depends on our performance, based on total return to shareholders over the “Measurement Period” compared to the total return to shareholders for real estate investment trusts included in the MSCI US REIT Index’s gross index (the “Index REITs”). The Measurement Period for the awards made on March 2, 2011 is the period that commenced on January 1, 2011 and that ends on the earlier of December 31, 2013 or the date of a change in control (or, in the case of an individual participant, death, disability or qualifying retirement). Our total return to shareholders for the Measurement Period will be compared to the total return to shareholders for the Index REITs over the same period. The number of performance units credited to award recipients’ accounts will be increased by dividends paid during the Measurement Period. Dividends will be deemed credited to the performance unit accounts and applied to “acquire” more performance units for the account of the award recipient at the closing price per common share on the dividend payment date. Performance units will be settled in common shares at the end of the Measurement Period unless the award recipient elects to defer the receipt of payment to a later date. At the end of the Measurement Period, the number of base units then represented by the performance unit will be converted into common shares, provided that our total return to shareholders ranking among Index REITS is at or above the 25th percentile. If our ranking is below the 25th percentile, the conversion factor will be zero, no common shares will be paid and the performance unit will lapse. At any ranking at or above the 25th percentile and up to and including the 50th percentile, the conversion factor will be equal to the product of our percentile ranking times two.  For example, assume that our total return to shareholders places us at the 40th percentile. We would then multiply 40% by two and the conversion factor would be 80%. The number of common shares that we would then issue would equal 80% of the total number of base units then represented by a performance unit. Accordingly, if a performance unit represented 2.5 base units at the end of the Measurement Period (with the incremental 1.5 base units attributable to dividend reinvestment), then the recipient would receive two common shares (i.e., 80% multiplied by 2.5). At any ranking above the 50th percentile and below the 75th percentile, the multiplier will be determined through a straight-line interpolation and the conversion factor would be the mid-point between 100% and 200%. For example, assume that our ranking places us at the 62.5th percentile. This ranking is the exact mid-point between the 50th and 75th percentiles. Through a straight-line interpolation, the conversion factor would be the mid-point between 100% and 200%: 150%.  A performance unit representing 2.5 base units at the end of the Measurement Period would therefore represent the right to receive 3.75 common shares (i.e., 150% multiplied by 2.5). At any ranking at or above the 75th percentile, the multiplier is fixed at two (2). Thus, if our ranking places us at or above the 75th percentile, the payment will be based on the product of the award recipient’s base units multiplied by two.
We redesigned the performance units awarded on March 1, 2012. The new design is essentially the same as the prior design except that it measures our total return to shareholders against the total return to shareholders for the S&P US REIT index for 50% of the performance units, and measures our total return to shareholders against the total return to shareholders for each of the companies in our peer group for the remaining 50%. We believe this change, which measures our performance against both the broad REIT market and the office sector, will encourage executives to excel against both.
Time Vested Restricted Common Share Awards. Each restricted common share has a value equal to one common share as of the close of the market on the day of grant. Restricted common shares (commonly referred to as “time-vested restricted common shares”) vest on the third anniversary of the award date and, upon vesting, each share is settled for one common share. Vesting would accelerate if we were acquired or underwent a change in control or if the recipient of the award were to die, become disabled or terminate employment in a qualifying retirement prior to the vesting date. A recipient of restricted common shares forfeits the shares if his or her employment with us terminates prior to the scheduled or (if applicable) accelerated vesting date. We pay cash dividend equivalents on each restricted common share during the three-year vesting period.
Share Option Awards. Each option awarded on March 2, 2011 has a per share exercise price of $11.89 (equal to the closing price of our common shares on March 2, 2011), vests ratably over three years and has a ten-year term. Vesting of the options would accelerate upon the same events that would trigger accelerated vesting of restricted common shares. Options to purchase our common shares are generally valued using a Black Scholes model. Except for the performance-based options (discussed in the following paragraph) granted to Mr. Sweeney, the options issued to our executives on March 2, 2011 had a grant date fair value of $3.69 per option. The assumptions used in the Black Scholes model to determine this fair value were: a risk-free interest rate of 2.86%, a long-term average dividend yield of 5.01%, a volatility rate of 48.02% and a weighted average option term of approximately seven years.
Like the options awarded to other executives on March 2, 2011, the 189,701 options awarded to Mr. Sweeney vest ratably over three years, have a ten-year term and have a per share exercise price of $11.89. However, on May 24, 2011, we amended 101,437 of these options to subject them to performance-based vesting conditions. Specifically, one-third of the shares subject to this option will be eligible to vest during each of the first three years following the grant date of the options if our total shareholder return (i.e., share price appreciation plus dividends declared) for the applicable annual period equals or exceeds the median of the total shareholder returns of the companies in a 15 set peer group for this same period. The performance conditions are cumulative such that if, for years two or three, our total shareholder return places us at or above the median, then one-third of the shares shall vest and shares from any preceding year that did not vest will also vest. We valued these options using a Monte Carlo model. These options had a grant date fair value of $3.28 per option. The assumptions used in the Monte Carlo model to determine this fair value were: a risk-free interest rate of 2.47%, a long-term average dividend yield of 5.16%, a volatility rate of 51.4% and a weighted average option term of approximately seven years.
Our Compensation Committee did not award options as part of the March 1, 2012 awards. As discussed earlier, as part of our ongoing effort to assure pay-for-performance alignment, we changed the mix for awards made on March 1, 2012 to consist of (i) performance units (representing two-thirds of the total) and (ii) time vested restricted common shares (representing one-third of the total).

Vesting and Forfeiture Provisions. Restricted common shares, performance units and options that remain unvested upon the holder’s termination of employment with us will vest or be forfeited depending on the reason for the termination. The table below, as supplemented by the notes to the table, summarizes these provisions:

Reason for Termination	Unvested Awards	Impact on Expiration Date of Vested Options
Termination for Cause	Forfeit	Options expire immediately upon termination
Voluntary Termination by Executive other than in Qualifying Retirement (1)	Forfeit	Options expire 90 days from date of termination
Termination without Cause (2)	Forfeit	Options expire 90 days from date of termination
Change in Control	Vesting restrictions lapse; early measurement period for performance units	Options expire upon a Change in Control
Death	Vesting restrictions lapse; early measurement period for performance units	Options expire one year from date of death
Disability	Vesting restrictions lapse; early measurement period for performance units	Options expire one year from date of termination for disability
Qualifying Retirement (for awards granted prior to March 2, 2011)	Forfeit, except in the case of performance units, for which there is an early measurement period	Options expire 90 days from date of termination
Qualifying Retirement (for awards granted on or after March 2, 2011)	Vesting restrictions lapse; early measurement period for performance units	Options expire at end of the stated term in the applicable option award agreement

(1)
Qualifying Retirement means an executive’s voluntary termination of employment after reaching age 57 and accumulating at least 15 years of service with us. None of our named executive officers has met conditions to elect a qualifying retirement as of the date of this proxy statement.

(2)
The employment agreements for Messrs. Sweeney and Sipzner provide for the lapse of vesting restrictions on their restricted common shares and options if either were to be terminated without cause or to resign for good reason.

Deferred Compensation Plan
We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries, annual incentive awards and equity awards. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds and investment alternatives which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the selected investments. We do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. An executive who defers more than 25% of his or her annual incentive award into the Company Share Fund under the deferred compensation account is entitled to a 15% discount on the share equivalents credited on account of the excess. We maintain this plan to help ensure that our benefits are competitive. See “Compensation Tables and Related Information — Nonqualified Deferred Compensation.”

Other Benefits
Our executives participate in company-sponsored benefit programs available generally to all our salaried employees, including our shareholder-approved non-qualified employee share purchase plan and our Section 401(k) plan, which for 2011 provided a dollar-for-dollar company matching contribution of 30% of the first 6% of eligible compensation contributed to the plan utilizing earnings not in excess of an amount established by the Internal Revenue Service ($16,500 in 2011). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all our salaried employees.
Perquisites
We do not provide perquisites to our executive officers.
Post-Termination Benefits; Qualifying Retirement
We provide post-employment benefits to our executive officers that vary based on the executive and the circumstances of the executive’s termination. See “Employment and Other Agreements” and “Potential Payments upon Termination of Employment or Change-in-Control.”
Our equity-based long-term incentive awards granted on March 2, 2011 and March 1, 2012 provide for vesting of unvested awards upon a qualifying retirement and, in the case of options awarded in 2011, continuation of the option for the balance of its scheduled term. A “qualifying retirement” means the termination of employment, other than for cause, after the employee has reached age fifty seven (57) and worked for us for at least fifteen (15) years. Our Compensation Committee believes that this definition of retirement is appropriate and rewards long-term contributions of employees to us. None of our named executive officers currently meets the age/service requirement for a qualified retirement.
We have “change of control” severance agreements with our executive officers (other than our President and Chief Executive Officer) which condition the executive’s entitlement to severance following a change of control upon a so-called “double trigger.” Under a double-trigger, the executive is entitled to severance only if, within a specified period following the change of control, the terms of his or her employment are adversely changed. The entitlement of our President and Chief Executive Officer to severance following a change of control is not conditioned on an adverse change in his employment terms; rather he would be entitled to severance if he were to resign or his employment were terminated. Our Compensation Committee believes that the severance protection that we provide is consistent with those maintained by our peer companies and is therefore important in enabling us to attract and retain high quality executives. We also believe it is in our best interest to have agreements with our senior executives that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control transaction.
Additional Compensation Information
Timing of Equity and Other Awards. We do not have any process or practice to time the grant of equity awards in coordination with our release of earnings or other material non-public information. Historically, our Compensation Committee has approved annual incentive awards and equity-based long-term incentive awards after the completion of each fiscal year, following review of pertinent fiscal year information and industry data. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee. We do not time the release of material information to affect the value of executive compensation. The exercise price of option awards is the closing price of our common shares on the date of grant and we do not backdate options or grant options or equity-based awards retroactively.
Compensation Recovery. If we were required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by an executive officer, applicable law permits us to recover incentive compensation from such executive officer (including profits realized from the sale of our securities). We do not have a policy apart from the legal requirements that provides for recovery of a compensatory award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award. Although we have not previously experienced any such adjustment, if we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such actions as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award.
Share Ownership Requirements. We maintain minimum share ownership requirements for our executives and Trustees. We include these requirements in our Corporate Governance Principles. Our executive officers are required to own, within five years of their election as an executive officer, the lesser of (x) 75% of the number of common shares or share equivalents awarded to such executive officer for no consideration (other than such officer’s services) under an equity compensation program during the sixty-month period that precedes the testing date less shares withheld for taxes and (y) common shares or share equivalents that have a market value (based on the average of the closing common share prices as reported on the New York Stock Exchange for the twelve-month period ending on June 30 of the calendar year that precedes the date of computation) at least equal to a multiple of the officers base salary. In the case of our President and Chief Executive Officer, the multiple is six, and in the case of our other executive officers, the multiple is four. Each of our non-employee Trustees is expected to retain a number of common shares (or share equivalents), whether vested or not, at least equal to the number of restricted common shares awarded to the non-employee Trustee during the 36-calendar month period immediately preceding the test date, less shares withheld for taxes. Each of our executive officers and non-employee Trustees is in compliance with the share ownership requirements. If an officer were not to meet the requirements, the officer would be restricted from selling any common shares (or share equivalents) that have been or are thereafter awarded to him or her under any of our equity compensation programs until such officer met the requirements, except as required by law or upon the approval of the Board or the Compensation Committee or (except as to himself) the President and Chief Executive Officer.
Hedging Prohibition. Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares.
Pledges and Transactions in Shares. Our insider trading policy requires that our General Counsel review and approve pledges of common shares by our Trustees and executives. Our policy also requires that all executive officers must review transactions involving our common shares (or common share-based instruments) with our General Counsel prior to entering into the transactions.
Compensation and Risks. Our Compensation Committee believes that the risks material to our business are those that derive from broad-based economic trends and specific trends related to the types of real estate we own and operate in our relevant markets. We do not believe that these risks are materially affected by, or materially arise from, our compensation policies and practices. We believe that our compensation policies and practices support achievement of competitive performance without unnecessary and excessive risk taking. Our annual incentive awards and equity-based long-term incentive awards are based on a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance. See “Discussion — Corporate Goals” set forth above. In addition, three-year vesting periods for our equity compensation awards and three-year performance periods in our annual awards of performance units, as well as our share ownership requirements, encourage our executives to focus on sustained share price appreciation rather than short-term results. Furthermore, compliance and ethical behavior are integral factors considered in all performance assessments.
Accounting Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the cost of the program and awards in light of our current budget and anticipated budget. We also review the design of compensation programs to assure that the recognition of expense for financial reporting purposes is consistent with our financial modeling. Under FASB ASC Topic 718, the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.
Tax Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.
Section 162(m) of the Internal Revenue Code limits the annual tax deduction for compensation to each of our President and Chief Executive Officer and our four other highest paid executive officers to
$1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders. Because we qualify as a REIT under the Code and are generally not subject to Federal income taxes to the extent that we make distributions to shareholders in amounts at least equal to our REIT taxable income, we have not attempted to structure compensation to be fully deductible under Section 162(m).
We adopted our Deferred Compensation Plan for executives to provide them with an opportunity to save for the future without paying a current tax on the deferred amounts. In addition, we have awarded a portion of option awards in the form of incentive stock options in order to provide executives an opportunity to receive capital gains treatment on a portion of the value they may realize on exercise and sale of common shares underlying the options.
Consideration of Prior Year Compensation. The primary focus of our Compensation Committee in setting executive compensation is the executive’s current level of compensation, including recent awards of long-term incentives, in the context of current levels of compensation for similarly situated executives at peer companies, taking into account the executive’s performance and our corporate performance. The Committee has not adopted a formulaic approach for considering amounts realized by an executive from prior equity-based awards.
Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our proxy statement for our 2012 annual meeting of shareholders.

¿	Charles P. Pizzi (Chair)

¿	Walter D’Alessio

¿	Wyche Fowler

¿	Michael J. Joyce
Compensation Tables and Related Information
Compensation Tables and Related Information
The following tables and footnotes set forth information, for the three most recent fiscal years, concerning compensation awarded to, earned by or paid to: (i) our President and Chief Executive Officer, (ii) our Executive Vice President and Chief Financial Officer and (iii) each of our three other most highly compensated executive officers in 2011 who were serving as executive officers at December 31, 2011 (our “named executive officers”).

Summary Compensation Table
Name and Principal Position	Year	Salary (1)	Bonus (2)	Share Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Total
Gerard H. Sweeney President and Chief Executive Officer	2011	$600,000	—	$1,087,217	$658,408	$900,000	$ 191,144(5)	$3,436,769
	2010	$600,000	—	$1,102,069	$700,000	$900,000	$ 199,914(5)	$3,501,983
	2009	$600,000	$210,000	$660,561	$21,654	$840,000	$ 100,161(5)	$2,432,376
Howard M. Sipzner Executive Vice President, Chief Financial Officer	2011	$440,000	—	$434,889	$220,001	$404,800	$ 53,135(7)	$1,552,825
	2010	$434,087	$200,000(6)	$393,426	$196,350	$317,000	$ 54,633(7)	$1,595,496
	2009	$402,069	$78,540	$185,290	$5,360	$314,160	$ 40,640(7)	$1,026,059
H. Jeffrey DeVuono Executive Vice President and Senior Managing Director	2011	$318,333	—	$234,744	$118,752	$241,313	$ 33,120(8)	$946,262
	2010	$283,333	—	$229,597	$114,584	$235,000	$ 30,773(8)	$893,287
	2009	$275,000	$41,250	$108,129	$2,893	$165,000	$ 16,753(8)	$609,025
Brad A. Molotsky Executive Vice President, General Counsel and Secretary	2011	$350,000	—	$345,939	$174,998	$225,000	$ 43,823(9)	$1,139,760
	2010	$348,333	—	$340,651	$169,999	$232,400	$ 40,783(9)	$1,132,166
	2009	$335,636	$54,400	$156,893	$4,546	$217,600	$ 25,004(9)	$794,079
Robert K. Wiberg Executive Vice President and Senior Managing Director	2011	$285,000	—	$234,744	$118,752	$192,375	$ 314,761(10)	$1,145,632
	2010	$283,333	—	$229,597	$114,584	$164,588	$ 33,000(10)	$825,102
	2009	$275,000	$41,250	$108,129	$3,164	$165,000	$ 17,722(10)	$610,265

(1)
Executives are eligible to defer a portion of their salaries under our Nonqualified Deferred Compensation Plan. The amounts shown in this column have not been reduced by any deferrals under the Nonqualified Deferred Compensation Plan. Amounts deferred in 2011 are shown in the Nonqualified Deferred Compensation table below.

(2)
Amounts shown under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns for 2011, 2010 and 2009 were approved by the Compensation Committee on March 1, 2012, March 2, 2011 and March 4, 2010, respectively. Executives are eligible to defer a portion of the amounts shown under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns under our Deferred Compensation Plan. Amounts that are deferred into the Company Share Fund under our Deferred Compensation Plan may be entitled to a 15% discount to the market price of our common shares on the date of the award. See “Compensation Discussion and Analysis — Deferred Compensation Plan.” We disclose the amounts attributable to the 15% discount under the “All Other Compensation” column and the notes to that column. We have presented the 2011 and 2010 annual incentive awards under the Non-Equity Incentive Plan Compensation column whereas we presented a portion of the 2009 annual incentive awards under each of the Bonus column (20%) and Non-Equity Incentive Compensation column (80%). For a discussion of the performance criteria applicable to the 2011 annual incentive awards, see “Compensation Discussion and Analysis – Discussion – Annual Incentive Awards.”

(3)
This column represents the grant date fair value of Share Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Share Awards consist of (i) restricted common shares (or share equivalents) that vest on the third anniversary of the award date and (ii) awards of performance units. Restricted common shares (or share equivalents) vest early upon a change of control or upon the death, disability or qualifying retirement of the holder of the shares. The holder of restricted common shares (or share equivalents)

is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions. The fair value of each restricted common share awarded in 2011 was equal to the closing price of our common shares on the New York Stock Exchange on the award date ($11.89 on March 2, 2011). The fair value of performance units awarded in 2011 was determined using a Monte Carlo simulation probabilistic valuation model and was $16.37 per performance unit. For purposes of the 2011 simulation, we assumed volatility of 51.2%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 44.4%). Our actual total shareholder return from the beginning of the performance period through the grant date was 4.4%, which was calculated using a 60-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was 6.0%). The fair value of each restricted common share awarded in 2010 was equal to the closing price of our common shares on the New York Stock Exchange on the award date ($11.31 on March 4, 2010). The fair value of performance units awarded in 2010 was determined using a Monte Carlo simulation probabilistic valuation model and was $16.29 per performance unit. For purposes of the 2010 simulation, we assumed volatility of 50.1%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 46.1%). Our actual total shareholder return from the beginning of the performance period through the grant date was 10.3%, which was calculated using a 60-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was 10.4%). The fair value of each restricted common share awarded in 2009 was equal to the closing price of our common shares on the New York Stock Exchange on the award date ($2.91 on April 1, 2009). The fair value of performance units awarded in 2009 was determined using a Monte Carlo simulation probabilistic valuation model and was $2.25 per performance unit. For purposes of the 2009 simulation, we assumed volatility of 42.8%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 43.7%). Our actual total shareholder return from the beginning of the performance period through the grant date was -50.8%, which was calculated using a 60-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was -22.2%). The maximum potential value for performance units is not determinable. If the highest level of performance conditions were to be achieved then each performance unit, increased by any deemed dividend reinvestments, would convert into two common shares at the end of the three-year measurement period.

(4)
This column represents the grant date fair value of Option Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Notes 14, 15 and 13 to the financial statements in our Annual Reports on Form 10-K for fiscal years 2011, 2010 and 2009, respectively, include a description of the assumptions that we made in determining grant date fair values. We have also summarized these assumptions, in the case of the 2011 awards, above, in “Compensation Discussion and Analysis — Equity-Based Long-Term Incentive Compensation — Share Option Awards.”

(5)
Represents for 2011 (i) $182,238 in dividends paid in 2011 on unvested restricted common shares; (ii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $960 in life insurance premiums; and (iv) $3,536 from participation in the Employee Share Purchase Plan. Represents for 2010 (i) $177,014 in dividends paid in 2010 on unvested restricted common shares; (ii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $840 in life insurance premiums; and (iv) $17,650 from participation in the Employee Share Purchase Plan. Represents for 2009 (i) $92,075 in dividends paid in 2009 on unvested restricted common shares; (ii) $2,984 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; and (iv) $4,382 from participation in the Employee Share Purchase Plan.

(6)	Represents a $200,000 signing bonus paid to Mr. Sipzner upon his entry into a replacement employment agreement on February 3, 2010. See “—Employment and Other Agreements.”

(7)
Represents for 2011 (i) $45,102 in dividends paid in 2011 on unvested restricted common shares; (ii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $960 in life insurance premiums; and (iv) $2,663 from participation in the Employee Share Purchase Plan. Represents for 2010 (i) $40,989 in dividends paid in 2010 on unvested restricted common shares; (ii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $840 in life insurance premiums; and (iv) $8,393 from participation in the Employee Share Purchase Plan. Represents for 2009 (i) $23,176 in dividends paid in 2009 on unvested restricted common shares; (ii) $2,072 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; (iv) $4,277 from participation in the Employee Share Purchase Plan; and (v) $10,395 attributable to the 15% discount described in Note (2) above.

(8)
Represents for 2011 (i) $27,750 in dividends paid in 2011 on unvested restricted common shares; (ii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2010 (i) $25,523 in dividends paid in 2010 on unvested restricted common shares; (ii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $840 in life insurance premiums. Represents for 2009 (i) $12,786 in dividends paid in 2009 on unvested restricted common shares; (ii) $3,265 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums.

(9)
Represents for 2011 (i) $38,453 in dividends paid in 2011 on unvested restricted common shares; (ii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2010 (i) $35,535 in dividends paid in 2010 on unvested restricted common shares; (ii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $840 in life insurance premiums. Represents for 2009 (i) $21,284 in dividends paid in 2009 on unvested restricted common shares; (ii) $3,000 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums.

(10)
Represents for 2011 (i) $278,557 in proceeds from the exercise of a right under a key employee deferred compensation plan established for the executive by his former employer, Prentiss Properties Trust, which we acquired by merger in 2006; (ii) $29,784 in dividends paid in 2011 on unvested restricted common shares; (iii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iv) $960 in life insurance premiums; and (v) $1,050 from participation in the Employee Share Purchase Plan. Represents for 2010 (i) $27,750 in dividends paid in 2010 on unvested restricted common shares; (ii) $4,410 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $840 in life insurance premiums. Represents for 2009 (i) $13,862 in dividends paid in 2009 on unvested restricted common shares; (ii) $3,140 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums.

Grants of Plan-Based Awards
Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Share Awards: Number of Shares (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Share and Option Awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Gerard H. Sweeney	Annual Incentive		$0	$1,200,000	$1,800,000
	Performance Units	3/2/2011				16,465	32,930	65,860				$539,064
	Options	3/2/2011								189,701	$11.89	$658,408
	Restricted Shares	3/2/2011							46,102			$548,153
Howard M. Sipzner	Annual Incentive		$0	$440,000	$660,000
	Performance Units	3/2/2011				6,586	13,172	26,344				$215,626
	Options	3/2/2011							_____	59,621	$11.89	$220,001
	Restricted Shares	3/2/2011							18,441			$219,263
H. Jeffrey DeVuono	Annual Incentive		$0	$243,750	$365,625
	Performance Units	3/2/2011				3,555	7,110	14,220				$116,391
	Options	3/2/2011								32,182	$11.89	$118,752
	Restricted Shares	3/2/2011							9,954			$118,353
Brad A. Molotsky	Annual Incentive		$0	$280,000	$420,000
	Performance Units	3/2/2011				5,239	10,478	20,956				$171,525
	Options	3/2/2011								47,425	$11.89	$174,998
	Restricted Shares	3/2/2011							14,669			$174,414
Robert K. Wiberg	Annual Incentive		$0	$213,750	$320,625
	Performance Units	3/2/2011				3,555	7,110	14,220				$116,391
	Options	3/2/2011								32,182	$11.89	$118,752
	Restricted Shares	3/2/2011							9,954			$118,353

(1)
Actual non-equity incentive awards for 2011 were made on March 1, 2012. See the Summary Compensation Table above for the actual amounts of the annual incentive awards earned by each named executive officer for 2011. The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payment opportunity. See “Compensation Discussion and Analysis — Discussion — Annual Incentive Awards.”

(2)
All equity and equity-based awards were made under our Amended and Restated 1997 Long-Term Incentive Plan. The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable under performance units, not including performance units resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. The recipient is not entitled to any voting rights in connection with performance units. See “Compensation Discussion and Analysis — Equity-Based Long-Term Incentive Compensation — Performance Units” for a description of, and a discussion of the objectives of, the performance units. Whether the named executive officers will receive any shares in respect of performance units depends on whether we achieve total shareholder return hurdles. If the measurement period had ended on December 31, 2011, no shares would have been issued under the performance units awarded on March 2, 2011.

(3)
Consists of restricted common shares (or share equivalents) that vest on April 15, 2014. Restricted common shares (or share equivalents) vest prior to April 15, 2014 upon a change of control, upon the death or disability of the holder of the shares or, in the case of each of Messrs. Sweeney and Sipzner, his termination without cause or resignation for good reason. The holder of restricted common shares is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions.

(4)
The amounts shown in this column represent the grant date fair value of awards on the date of grant, computed in accordance with FASB ASC Topic 718. Whether the named executive officers ultimately realize any of the value of the equity awards depends on, in the case of the performance units, our total return to shareholders during the three-year period beginning January 1, 2011 and ending December 31, 2013 relative to the Index REITs, and, in the case of restricted common shares, continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable Share Award. For the March 2, 2011 grants of restricted common shares the value was calculated based on the closing price of our common shares on the date of grant ($11.89). For the March 2, 2011 grants of performance units, the fair value per unit was $16.37 and was determined using a Monte Carlo simulation probabilistic valuation mode with the following material assumptions: volatility of 51.2%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 44.4%). For the March 2, 2011 option grants, the fair value (other than for 101,437 of the 189,701 options awarded to Mr. Sweeney) was calculated using the Black-Scholes model with the following material assumptions: long-term average dividend yield of 5.01%, volatility rate of 48.02%, risk-free interest rate of 2.86%, and a weighted average option term of approximately seven years. On May 24, 2011, we amended 101,437 of the options awarded to Mr. Sweeney to subject them to performance-based vesting conditions based on our total shareholder return. These options had a grant date fair value of $3.28 per option. The assumptions used in the Monte Carlo model to determine this fair value were: a risk-free interest rate of 2.47%, a long-term average dividend yield of 5.16%, a volatility rate of 51.4% and a weighted average option term of approximately seven years.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)(2)	Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(3)
Gerard H. Sweeney	13,333		$6.21	(4)	235,917	$2,241,211.50	$0
	33,333		$14.31	(4)
	1,010,000	0	$20.61	April 8, 2018
	206,225	103,112	$2.91	April 1, 2019
	79,909	159,817	$11.31	March 4, 2020
		189,701	$11.89	March 2, 2021

Howard M. Sipzner	100,000	0	$20.61	April 8, 2018	71,156	$675,982.00	$0
	0	25,523	$2.91	April 1, 2019
	22,414	44,829	$11.31	March 4, 2020
		59,621	$11.89	March 2, 2021

H. Jeffrey DeVuono	53,975	0	$20.61	April 8, 2018	41,051	$389,984.50	$0
	14,472	13,776	$2.91	April 1, 2019
	13,080	26,161	$11.31	March 4, 2020
		32,182	$11.89	March 2, 2021

Brad A. Molotsky	84,813	0	$20.61	April 8, 2018	60,850	$578,075.00	$0
	1	21,646	$2.91	April 1, 2019
	19,406	38,813	$11.31	March 4, 2020
		47,425	$11.89	March 2, 2021

Robert K. Wiberg	13,557	0	$24.04	Feb 3, 2015	42,878	$407,341.00	$0
	59,024	0	$20.61	April 8, 2018
	30,130	15,065	$2.91	April 1, 2019
	13,080	26,161	$11.31	March 4, 2020
		32,182	$11.89	March 2, 2021

(1)
The options with a $20.61 per share exercise price were awarded on April 8, 2008 and vested in equal installments on the first, second and third anniversaries of the award date. The options with a $2.91 per share exercise price were awarded on April 1, 2009 and vest in equal installments on the first, second and third anniversaries of the award date. The options with an $11.31 per share exercise price were awarded on March 4, 2010 and vest in equal installments on the first, second and third anniversaries of the award date. The options with an $11.89 per share exercise price were awarded on March 2, 2011 and vest in equal installments.

(2)	The unvested shares shown in this column vest or vested in the following amounts and on the following dates:

Name	Number of Unvested Shares	Vesting Date
Gerard H. Sweeney	9,337 113,089 9,337 48,716 9,336 46,102	January 15, 2012 April 1, 2012 January 15, 2013 April 1, 2013 January 15, 2014 April 15, 2014
Howard M. Sipzner	3,602 31,722 17,391 18,441	January 15, 2012 April 1, 2012 April 1, 2013 April 15, 2014
H. Jeffrey DeVuono	812 18,512 812 10,149 812 9,954	January 15, 2012 April 1, 2012 January 15, 2013 April 1, 2013 January 15, 2014 April 15, 2014
Brad A. Molotsky	1,421 26,860 1,421 15,058 1,421 14,669	January 15, 2012 April 1, 2012 January 15, 2013 April 1, 2013 January 15, 2014 April 15, 2014
Robert K. Wiberg	1,421 18,512 1,421 10,149 1,421 9,954	January 15, 2012 April 1, 2012 January 15, 2013 April 1, 2013 January 15, 2014 April 15, 2014

(3)
Represents hypothetical payment amount, if any, under performance units awarded on March 4, 2010 and March 2, 2011. For a discussion of the terms of performance units, see “Compensation Discussion and Analysis — Equity-Based Long-Term Incentive Compensation — Performance Units.” The number of common shares, if any, that we will issue on account of performance units will depend on whether, and the extent to which, our total shareholder return exceeds the hurdles applicable to performance units. The dollar amounts shown above were computed on the basis of (i) the closing price of our common shares on December 30, 2011 (the last trading day of 2011) ($9.50) and (ii) the assumed occurrence of a change of control on December 30, 2011 (resulting in an early termination of the three-year measurement period applicable to performance units). If the measurement period had ended on December 30, 2011, we would not have met the minimum hurdle for issuance of shares under the performance units awarded on March 4, 2010 or March 2, 2011 (and as a result no shares would have been issued under such units). As we discussed above, the measurement period for the performance units awarded on April 1, 2009 ended on December 31, 2011, resulting in a payout under these units of 0.68 common shares per unit. See “Compensation Discussion and Analysis — Capsule Information — Capsule Information: Settlement under 2009 Performance Units.”

(4)	These options have an expiration date tied to Mr. Sweeney’s employment with us.

Option Exercises and Shares Vested
	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gerard H. Sweeney	0	$0	55,829	$654,212
Howard M. Sipzner	51,046	$420,108	19,048	$223,671
H. Jeffrey DeVuono	13,080	$123,736	9,953	$117,175
Brad A. Molotsky	43,292	$286,388	16,450	$193,528
Robert K. Wiberg	0	$0	10,538	$123,977

(1)	Reflects the number of restricted common shares (or share equivalents) that vested in 2011 multiplied by the closing market price of the common shares on the applicable vesting date.

Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Gerard H. Sweeney	$369,715	$0	$(162,878)	$0	$2,466,053
Howard M. Sipzner	$714,865	$0	$(224,787)	$(4,303)	$3,283,508
H. Jeffrey DeVuono	$0	$0	$(25,064)	$(12,007)	$207,522
Brad A. Molotsky	$77,748	$0	$(147,522)	$0	$1,178,922
Robert K. Wiberg	$0	$0	$(50,119)	$(62,390)	$216,658

(1)
Amounts shown reflect the portion of the executive’s 2011 salary, annual incentive award and vested performance shares deferred into our Nonqualified Deferred Compensation Plan. These amounts are also reported in the Summary Compensation Table. All amounts shown in the year-end balance column have been reported either as salary, bonus or non-equity incentive plan compensation in the Summary Compensation Table of our proxy statements for previous years for those of the named executive officers who were named executive officers in proxy statements for such previous years, other than the component of the year-end balances that represents earnings.

(2)
Amounts that represent aggregate earnings and appreciation since inception in the Plan, measured at December 31, 2011, are: $873,981 for Mr. Sweeney; $568,716 for Mr. Sipzner; $67,667 for Mr. DeVuono; $436,896 for Mr. Molotsky; and $101,878 for Mr. Wiberg.

Our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) affords participating executives and Trustees the ability to defer a portion of their base salary, bonus and annual incentive award (or, in the case of our Trustees, annual retainer and Board fees) on a tax-deferred basis. In addition, participants may elect to defer the receipt of equity grants under our long-term incentive plans. If a participant’s matching contributions under our 401(k) plan are limited due to participation in the Deferred Compensation Plan or due to limitations on matching contributions imposed by the Internal Revenue Code, we make a matching contribution for the participant under the deferred compensation plan to the extent the participant has deferred an amount under the Deferred Compensation Plan at least equal to the amount that would have been required if the matching contribution had been made under our 401(k) plan. We have the right, but not the obligation, to make matching contributions for executives on deferred amounts (and/or to make a discretionary profit sharing contribution for executives) covering compensation in excess of $245,000 because the 401(k) plan rules will not permit such matching contributions due to the compensation limitations of $245,000. Participants elect the timing and form of distribution. Distributions are payable in a lump sum or installments and may commence in-service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period.
Because the Deferred Compensation Plan is a “nonqualified” deferred compensation plan, we are not obligated to invest deferred amounts in the selected manner or to set aside any deferred amounts in trust. One of the deemed investment options is a hypothetical investment fund (the “Common Share Fund”) consisting of our common shares. Effective for compensation deferred after 2006, all deferrals that are invested in the Company Share Fund will continue to be invested in the Company Share Fund until distribution and will not be eligible to be transferred into other investment funds. An executive who defers more than 25% of his or her annual bonus or annual incentive award into the Company Share Fund is entitled to a 15% discount on the share equivalents credited on account of the excess. All deferred equity grants will be invested in the Company Share Fund and all distributions of benefits attributable to Company Share Fund credits will be paid in common shares.
With respect to post-2004 deferred compensation deemed invested in the Company Share Fund, dividend equivalents are subject to participants’ elections to receive the dividend equivalents in cash or to continue to defer them under the Deferred Compensation Plan. Any dividend equivalents credited to participants’ accounts in the Deferred Compensation Plan will be invested in investment funds selected by the participants other than the Company Share Fund.
In general, compensation subject to a deferral election, matching contributions and profit sharing contributions are not includible in a participant’s taxable income for federal income tax purposes until the participant receives a distribution from the Deferred Compensation Plan. We are not entitled to a deduction until such amounts are distributed.
Employment and Other Agreements
We have agreements with executives that provide for payments to the executives in connection with their termination of employment or upon a change of control of us. We summarize below, and in the table that follows, circumstances that would trigger payments by us, and the amounts of the payments. We discuss the rationale for these agreements above under “Compensation Discussion and Analysis – Post Termination Benefits; Qualifying Retirement,” including why we have entered into agreements with executive officers that provide for post-employment payments following a change-in-control.
Agreement with our President and Chief Executive Officer. We have an employment agreement with Gerard H. Sweeney. Mr. Sweeney’s employment agreement provides for an annual base salary of not less than $600,000. If Mr. Sweeney’s employment with us were not extended upon expiration of the term of his employment agreement, which currently renews annually for successive one-year periods absent advance notice of non-renewal, we would be obligated to provide him with a severance benefit during the one-year period following expiration of the term equal to the sum of his prior year salary and bonus as well as health care benefits. The employment agreement entitles Mr. Sweeney to a payment equal to 2.99 times the sum of his annual salary and annual bonus upon: (i) termination of his employment without cause, (ii) his resignation “for good reason” or (iii) his death. Resignation by Mr. Sweeney within six months following a reduction in his salary, an adverse change in his status or responsibilities, certain changes in the location of our headquarters or a change of control of us would each constitute a resignation “for good reason.” In addition, upon a change of control, Mr. Sweeney’s unvested restricted common shares and options would vest in full. Mr. Sweeney’s employment agreement also includes a tax gross-up for excise tax payments that would be payable upon a change of control and that would put him in the same financial position after-

tax that he would have been in if the excise tax did not apply to him. Mr. Sweeney’s severance and change of control benefits were determined by our Compensation Committee and are not conditioned on any non-competition or other post-employment restrictive covenants.
Agreement with our Executive Vice President and Chief Financial Officer. We have an employment agreement with Howard Sipzner. Mr. Sipzner’s employment agreement provides for (i) a $440,000 annual salary; (ii) an opportunity to receive an annual bonus of 100% of his base salary and an opportunity to receive an annual equity-based long-term incentive award of 165% of his base salary; and (iii) a severance payment of 1.5 times salary and annual bonus upon Mr. Sipzner’s termination without cause or resignation for good reason. The amount and form of annual bonus and incentive award are within the discretion of our Compensation Committee and actual bonus and incentive awards may be more or less than targeted amounts. The employment agreement does not have a stated term and may be terminated by either us or Mr. Sipzner at any time. Mr. Sipzner is also covered under a change of control agreement, as discussed in the following paragraph.
Change of Control Agreements with Executive Officers. In addition to our employment agreements with Messrs. Sweeney and Sipzner, we have entered into change of control agreements with our executive officers. These agreements provide that if both (i) a change of control (a “CIC”) occurs at a time when an executive is an employee and (ii) the executive’s employment is terminated other than for cause or the executive resigns for good reason, in either case within a specified number of days (as indicated in the table below under the caption “Coverage Period”) following the CIC, then we (or our successor in the CIC transaction) will pay to the executive the product of: (x) the CIC Multiplier (as indicated in the table below under the caption “CIC Multiplier”) times (y) the sum of (1) the executive’s annual base salary in effect at the time of the CIC plus (2) the greater of (i) the annual bonus most recently paid to the executive prior to the CIC or (ii) the executive’s target bonus for the year in which the CIC occurs. In addition, if the foregoing double trigger (i.e., a CIC and a qualifying employment termination) were to occur, we would provide the applicable executive with medical coverage and group term life insurance benefits on the terms specified in the revised agreement. Our Compensation Committee approved the revised agreement following review with its then compensation consultant (Towers Watson) of our executive change of control benefits and believes the revisions comport with prevailing market practices. The revised form of agreement modified our prior form of CIC agreement, primarily by (i) eliminating an entitlement of the executive (or the executive’s estate) to receive a payment upon death or disability and (ii) excluding automatically from the CIC severance computation any long-term incentive award (rather than requiring the Committee affirmatively to exclude incentive awards from the computation).
The table below shows the Coverage Period and CIC Multiplier for the identified executive officers.

Executive	Title	Coverage Period	CIC Multiplier
H. Jeffrey DeVuono	Executive VP and Senior Managing Director	730 days	2.00
Brad A. Molotsky	Executive VP and General Counsel	730 days	2.50
Howard M. Sipzner	Executive VP and Chief Financial Officer	730 days	2.50
George D. Sowa	Executive VP and Senior Managing Director	730 days	2.00
Robert K. Wiberg	Executive VP and Senior Managing Director	730 days	2.00
Thomas E. Wirth	Executive VP and Portfolio Management	730 days	2.00
George D. Johnstone	Senior VP, Operations and Asset Management	730 days	1.75

Potential Payments Upon Termination of Employment or Change-in-Control
The table below was prepared as though the triggering event listed below the name of each named executive officer occurred on December 31, 2011. Assumptions are noted in the footnotes to the table.

Name	Severance Amount(1)	Value of Unvested Equity Awards(2)	Medical and Life Insurance	Tax Gross Up	Total
Gerard H. Sweeney
■ Voluntary resignation	$0	$0	$0	$0	$0
■ Involuntary termination (not in connection with change in control or for cause)	$4,485,000	$1,912,564	$87,654	$0	$6,485,218
■ Death	$4,485,000	$1,912,564	$0	$0	$6,397,564
■ Disability	$1,500,000	$1,912,564	$29,316	$0	$3,441,880
■ Involuntary or good reason termination after change of control	$4,485,000	$1,912,564	$87,654	N/A	$6,485,218
Howard M. Sipzner
■ Voluntary resignation	$0	$0	$0	$0	$0
■ Involuntary termination (not in connection with change in control)	$1,135,500	$546,187	$51,098	$0	$1,732,785
■ Death	$0	$546,187	$0	$0	$546,187
■ Disability	$0	$546,187	$0	$0	$546,187
■ Involuntary or good reason termination after change of control	$1,892,500	$546,187	$85,163	$0	$2,523,851
H. Jeffrey DeVuono
■ Voluntary resignation	$0	$0	$0	$0	$0
■ Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
■ Death	$0	$319,099	$0	$0	$319,099
■ Disability	$0	$319,099	$0	$0	$319,099
■ Involuntary or good reason termination after change in control	$1,106,667	$319,099	$68,131	$0	$1,493,897
Brad A. Molotsky
■ Voluntary resignation	$0	$0	$0	$0	$0
■ Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
■ Death	$0	$465,424	$0	$0	$465,424
■ Disability	$0	$465,424	$0	$0	$465,424
■ Involuntary or good reason termination after change of control	$1,456,000	$465,424	$85,163	$0	$2,006,587
Robert K. Wiberg
■ Voluntary resignation	$0	$0	$0	$0	$0
■ Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
■ Death	$0	$321,696	$0	$0	$321,696
■ Disability	$0	$321,696	$0	$0	$321,696
■ Involuntary or good reason termination after change in control	$899,175	$321,696	$68,131	$0	$1,289,002

(1)	Computed as a multiple of the sum salary and annual bonus.

(2)
Represents the aggregate value of unvested equity awards as of December 31, 2011 that would vest upon a change of control, death, disability or qualifying retirement or, in the case of each of Messrs. Sweeney and Sipzner, his termination without cause or resignation for good reason. Unvested equity awards are comprised of restricted common shares, performance units and options. We computed the value of the accelerated equity awards using the closing price of our common shares on December 30, 2011 (the last trading day of 2011) ($9.50).

Equity Compensation Plan Information as of December 31, 2011
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,599,672(2)	$14.50(3)	5,789,202
Equity compensation plans not approved by security holders	—	—	—
Total	3,599,672(2)	$14.50(3)	5,789,202

(1)
Relates to our Amended and Restated 1997 Long-Term Incentive Plan (most recently approved by shareholders in June 2010) and 46,667 options awarded prior to adoption of the Amended and Restated 1997 Long-Term Incentive Plan.

(2)	Does not include 807,291 unvested restricted common shares awarded under our Amended and Restated 1997 Long-Term Incentive Plan that were outstanding as of December 31, 2011.

(3)
The weighted average remaining term of the options as of December 31, 2011 was approximately 7.20 years (assuming a 15 year term from the grant date for 46,667 options that do not have a stated expiration date).

401(k) Plan
We maintain a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non‑forfeitable upon contribution to the 401(k) Plan. We reserve the right to make matching contributions or discretionary profit sharing contributions. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Employee Share Purchase Plan
Our shareholders approved the 2007 Non-Qualified Employee Share Purchase Plan (the “ESPP”) in May 2007. The number of common shares reserved and initially available for issuance under the ESPP is 1,250,000.
The ESPP is intended to provide eligible employees with a convenient means to purchase common shares through payroll deductions and voluntary cash investments. All of our full-time and qualified part-time employees are eligible to participate in the ESPP beginning on the first day of the quarterly purchase period that begins on, or next following, their date of hire. Approximately 450 persons are eligible to participate in the ESPP, including 25 officers and all of our other full-time and qualified part-time employees. Part-time employees must be scheduled to work at least 20 hours per week to qualify for participation under the ESPP.
Prior to each purchase period, a participant may specify the contributions the participant proposes to make for the purchase period. Such contributions will be expressed as a stated whole percentage (ranging from 1% to 20%) of the participant’s compensation payable during the purchase period (including base salary, bonus, commissions and other compensation processed through our regular payroll system) that we are authorized to deduct during the purchase period to purchase common shares for the participant’s account under the ESPP. A participant may withdraw (without interest) at any time on or before the last day of a purchase period all or any of the contributions credited to his or her account. In addition, a participant may amend or revoke his or her election at any time prior to a purchase period, and a participant may amend or revoke his or her election during a purchase period to reduce or stop his or her contributions. The account balance of any participant who terminates employment during a purchase period before the last day of the purchase period will be automatically returned without interest to the participant. At the end of each purchase period, the amounts accumulated for each participant will be used to purchase common shares at a price equal to 85% (or such higher percentage set by the Compensation Committee) of the average closing price of the common shares as reported on the New York Stock Exchange during the purchase period. The ESPP Plan Year begins June 1 and extends to the next following May 31. Purchase periods have a duration of three months, ending on each of February 28, May 31, August 31 and November 30. Our Compensation Committee, in its discretion, may change the duration of purchase periods and also may change the beginning and ending dates of purchase periods from those described above, provided, however, that a purchase period may not extend for more than a 12-consecutive-month period. Under the plan document the maximum contribution by each participant for any Plan Year may not exceed $50,000. The ESPP does not qualify as an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code.

Securities Ownership
Security Ownership of Certain Beneficial Owners and Management
The following table shows the number of common shares (and common shares for which Class A Units of Brandywine Operating Partnership, L.P. may be exchanged) beneficially owned as of April 2, 2012 by each Trustee, by each named executive officer, by all Trustees and executive officers as a group, and by each person known to us to be the beneficial owner of more than 5% of the outstanding common shares. Except as indicated below, to our knowledge, all of such common shares are owned directly, and the indicated person has sole voting and investment power.

Name and Business Address of Beneficial Owner (1)	Number of Common Shares	Percentage of Common Shares
The Vanguard Group, Inc. (2)	14,898,604	10.98%
Systematic Financial Management, L.P. (3)	10,297,339	7.60%
FMR LLC (4)	8,674,011	6.40%
Sumitomo Mitsui Trust Holdings, Inc. (5)	8,429,309	6.20%
Vanguard Specialized Funds-Vanguard REIT Index Fund (6)	7,511,435	5.54%
The Blackstone Group L.P. (7)	7,111,112	5.24%
LaSalle Investment Management, Inc. (8)	7,034,830	5.20%
Gerard H. Sweeney (9)	2,389,995	1.67%
Howard M. Sipzner (10)	394,894	*
Robert K. Wiberg (11)	223,942	*
Brad A. Molotsky (12)	216,050	*
Henry J. DeVuono (13)	175,358	*
Walter D’Alessio (14)	29,263	*
D. Pike Aloian (15)	28,693	*
James C. Diggs (16)	8,000	*
Wyche Fowler (17)	19,547	*
Michael J. Joyce (18)	25,662	*
Anthony A. Nichols, Sr. (19)	115,053	*
Charles P. Pizzi (20)	15,405	*
All Trustees and Executive Officers as a Group (16 persons)	4,009,043	2.75%
* Less than one percent.

(1)	Unless indicated otherwise, the business address of each person listed is 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.

(2)
Information regarding beneficial ownership of our common shares by The Vanguard Group, Inc. is included herein based on an Amendment No. 6 to Schedule 13G filed with the SEC on February 9, 2012, relating to such shares beneficially owned as of December 31, 2011. Vanguard has an address of 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Such report provides that Vanguard Group, Inc. is the beneficial owner of 14,898,604 common shares, with sole dispositive power over 14,805,593 of such shares and shares dispositive power over 93,011 of such shares and has sole power to vote 93,011 of such shares.

(3)
Information regarding beneficial ownership of our common shares by Systematic Financial Management, L.P. is included herein based on Schedule 13G filed with the SEC on February 15, 2012, relating to such shares beneficially owned as of December 31, 2011. Systematic Financial Management, L.P. has an address of 300 Frank W. Burr Blvd., Glenpointe East, 7th Floor, Teaneck, New Jersey 07666. Such report provides that Systematic Financial Management, L.P. is the beneficial owner of 10,297,339 common shares, with sole power to vote all of such shares and has sole dispositive power over 6,818,089 of such shares.

(4)
Information regarding beneficial ownership of our common shares by FMR LLC and certain related entities is included herein based on an Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2012, relating to such shares beneficially owned as of December 31, 2011. FMR LLC has an address of 82 Devonshire Street, Boston, Massachusetts 02109. Such report provides that FMR LLC, an investment advisor, is beneficial owner of 8,674,011 of such common shares and with Edward C. Johnson III each has sole dispositive power with respect to the common shares beneficially owned by FMR LLC; neither FMR LLC nor Mr. Johnson has sole power to vote or direct the voting of these shares.

(5)
Information regarding beneficial ownership of our common shares by Sumitomo Mitsui Trust Holdings, Inc. is included herein based on Schedule 13G filed with the SEC on February 14, 2012, relating to such shares beneficially owned as of December 31, 2011. Sumitomo has an address of Gran Tokyo South Tower, 9-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-6615, Japan. Such report provides that Sumitomo is the beneficial owner of 8,429,309 common shares, with sole power to vote all of such shares and has sole dispositive power over 76,855 of such shares.

(6)
Information regarding beneficial ownership of our common shares by Vanguard Specialized Funds-Vanguard REIT Index Fund is included herein based on an Amendment No. 1 to Schedule 13G filed with the SEC on January 27, 2012, relating to such shares beneficially owned as of December 31, 2011. Vanguard has an address of 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Such report provides that Vanguard Specialized Funds-Vanguard REIT Index Fund is the beneficial owner of 7,511,435 common shares and has sole power to vote all of such shares.

(7)
Information regarding beneficial ownership of our common shares by The Blackstone Group L.P. is included herein based on Schedule 13F filed with the SEC on February 14, 2012, relating to such shares beneficially owned as of December 31, 2011. The Blackstone Group L.P. has an address of 345 Park Avenue, New York, New York 10154. Such report provides that The Blackstone Group L.P. is the beneficial owner of 7,111,112 common shares and has sole dispositive power with respect to, and sole power to vote, all of such shares.

(8)
Information regarding beneficial ownership of our common shares by LaSalle Investment Management, Inc. is included herein based on an Amendment No. 8 to Schedule 13G filed with the SEC on February 13 2012, relating to such shares beneficially owned as of December 31, 2011 by LaSalle Investment Management, Inc. (“LaSalle”) and LaSalle Investment Management (Securities), L.P (“LIMS”). LaSalle has an address of 200 East Randolph Drive, Chicago, IL 60601. LIMS has an address of 100 East Pratt Street, Baltimore, MD 21202. Such report provides that LaSalle is the beneficial owner of 395,502 common shares and has sole dispositive power with respect to, and sole power to vote, all of such shares. LIMS is the beneficial owner of 6,639,328 common shares with sole dispositive power over all such shares and the sole power to vote 552,004 of such shares.

(9)
Includes (a) 834,753 common shares (including 190,759 common shares held by a family limited partnership) and (b) 1,555,242 common shares issuable upon the exercise of options. Does not include 75,227 common share equivalents credited to Mr. Sweeney’s account in the deferred compensation plan as of April 2, 2012, does not include 168,740 unvested restricted shares, and does not include 138,751 common shares issuable upon the exercise of options that remained unvested as of April 2, 2012.

(10)
Includes (a) 230,191 common shares and (b) 164,703 common shares issuable upon the exercise of options. Does not include 30,306 common share equivalents credited to Mr. Sipzner’s account in the deferred compensation plan as of April 2, 2012, does not include 56,090 unvested restricted shares, and does not include 62,161 common shares issuable upon the exercise of options that remained unvested as of April 2, 2012.

(11)
Includes (a) 69,278 common shares and (b) 154,664 common shares issuable upon the exercise of options. Does not include 22,656 common share equivalents credited to Mr. Wiberg’s account in the deferred compensation plan as of April 2, 2012, does not include 33,880 unvested restricted common shares, and does not include 34,535 common shares issuable upon the exercise of options that remained unvested as of April 2, 2012.

(12)	Includes (a) 54,969 common shares and (b) 161,081 common shares issuable upon the exercise of options.

Does not include 65,950 share equivalents credited to Mr. Molotsky’s account in the deferred compensation plan as of April 2, 2012, does not include 48,683 unvested restricted common shares, and does not include 51,023 common shares issuable upon the exercise of options that remained unvested as of April 2, 2012.

(13)
Includes (a) 56,247 common shares and (b) 119,111 common shares issuable upon the exercise of options. Does not include 11,157 common share equivalents credited to Mr. DeVuono’s account in the deferred compensation plan as of April 2, 2012, does not include 34,196 unvested restricted common shares, and does not include 34,535 common shares issuable upon the exercise of options that remained unvested as of April 2, 2012.

(14)	Mr. D’Alessio has a business address at 1600 Market Street, Philadelphia, Pennsylvania 19103.

(15)	Mr. Aloian has a business address at 1251 Avenue of the Americas, New York, New York 10020.

(16)	Mr. Diggs has a residence at 100 Central Avenue, Sarasota, Florida 34236.

(17)
Does not include 9,973 common share equivalents credited to Mr. Fowler’s account in the deferred compensation plan as of April 2, 2012. Mr. Fowler has a residence at 2734 Peachtree Road NW, Atlanta, Georgia 30305.

(18)	Mr. Joyce has a residence at 19 Wood Ibis, Hilton Head Island, South Carolina 29928.

(19)	Includes 26,992 common shares held by a family limited partnership. Mr. Nichols has an address at 1125 Cymry Drive, Berwyn, Pennsylvania 19132.

(20)	Mr. Pizzi has a residence at 8601 Thomas Mill Drive, Philadelphia, Pennsylvania 19128.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. PricewaterhouseCoopers LLP was first engaged as our independent registered public accounting firm in June 2003 and has audited our financial statements for fiscal 2002, through and including 2011. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all votes cast on the matter.
Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our shareholders. If our shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, together with such other information as it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of PricewaterhouseCoopers LLP will be present at the Meeting to make any statement they may desire and to respond to questions from shareholders.
The Board of Trustees unanimously recommends a vote FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2012.
Fees to Independent Registered Public Accounting Firm
Audit Fees. For 2011, we incurred audit fees of $865,575 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $709,260 for both us, our operating partnership and our affiliates, (ii) fees of $39,460 for comfort letters, consents and assistance with documents filed with the SEC in connection with registration statements, and securities offerings by us and our operating partnership and (iii) fees of $116,855 related to the adoption and auditing of new accounting pronouncements and other nonrecurring items. For 2010, we incurred audit fees of $887,540 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $660,350 for both us, our operating partnership and our affiliates, (ii) fees of $177,190 for comfort letters, consents and assistance with documents filed with the SEC in connection with registration statements, and securities offerings by us and our operating partnership and (iii) fees of $50,000 related to the adoption and auditing of new accounting pronouncements.
Audit-Related Fees. For 2011 and 2010, we did not incur audit-related fees.
Tax Fees. We did not pay PricewaterhouseCoopers LLP fees for tax services in 2011 or 2010 or engage PricewaterhouseCoopers LLP for tax services in 2011 or 2010.
All Other Fees. For 2011 and 2010 we paid $2,700 and $2,750, respectively, to PricewaterhouseCoopers LLP for the use of technical accounting research tools. We did not engage PricewaterhouseCoopers LLP for other services in 2011 or 2010.
Pre-Approval Policy. All services provided by PricewaterhouseCoopers LLP in 2011 and 2010 were pre-

approved by our Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy for services provided by the independent registered public accounting firm. Under the policy, the Audit Committee has pre-approved the provision by the independent registered public accounting firm of services that fall within specified categories (such as statutory audits or financial audit work for subsidiaries, services associated with SEC registration statements and consultations by management as to accounting interpretations) but only up to specified dollar amounts. Any services that exceed the pre-approved dollar limits, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the Audit Committee. If the Audit Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit Committee at its next meeting.
We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or any of our subsidiaries.
Report of the Audit Committee
Our Audit Committee has reviewed and discussed our 2011 audited financial statements with our management; has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board; and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with PricewaterhouseCoopers LLP their independence. Based on the review and discussions, our Audit Committee recommended to our full Board that the 2011 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011. The Board accepted the Audit Committee’s recommendation. This report is made by the undersigned members of the Audit Committee.

¿	Michael J. Joyce (Chair)

¿	D. Pike Aloian

¿	James C. Diggs

¿	Charles P. Pizzi

Proposal 3: Advisory Vote on Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail above under the heading “Executives and Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term strategic and corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” and “Compensation Tables and Related Information” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory and non-binding basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board of Trustees. Our Board of Trustees and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Trustees unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Other Information
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our officers, Trustees and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. Officers, Trustees and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, we believe that during the year ended December 31, 2011, our officers, Trustees and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.
Other Business
We know of no business that will be presented at the Meeting other than as set forth in this Proxy Statement and our Bylaws do not allow proposals to be presented at the Meeting unless they were properly presented to us prior to December 17, 2011. However, if other matters should properly be presented at the Meeting, it is the intention of the persons named in the proxy card to vote in accordance with their best judgment on such matters.
Expenses of Solicitation
The expense of solicitation of proxies on behalf of the Trustees, including printing and postage, will be paid by us. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material, at our expense, to the beneficial owners of common shares held of record by such persons. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by our Trustees and officers. In addition, we have engaged Georgeson Inc. to solicit proxies for the Meeting. We have agreed to pay $7,500 plus out-of-pocket expenses of Georgeson Inc. for these services.
Shareholder Proposals for the 2013 Annual Meeting of Shareholders
We must receive shareholder proposals submitted to us for inclusion in our proxy statement for our 2013 annual meeting of shareholders no later than December 14, 2012. Proposals must comply with rules of the SEC.
For a shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2013 annual meeting, our bylaws generally permit such a presentation if a shareholder’s written notice of the nominee or proposal and any required supporting information (i) are received by our secretary not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date of the notice and proxy statement for preceding year’s annual meeting and (ii) meet the requirements of our bylaws and SEC rules. For consideration at the 2013 annual meeting, a shareholder nominee or proposal not submitted to us for inclusion in the 2013 proxy statement must be received by us between November 14, 2012 and December 14, 2012. Notices of intention to present proposals at the 2013 annual meeting should be addressed to Brad A. Molotsky, Executive Vice President, General Counsel and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. If we were to advance or delay the date of our 2013 annual meeting by more than 30 days from the first anniversary of the date of our 2012 annual meeting then, under our bylaws, the notice of nominee or proposal and required supporting information must be delivered to us not earlier than 150th day prior to the date of such annual meeting and not after the later of (x) the 120th day prior to the date of such annual meeting, as originally convened, or (y) the 10th day following the day on which we first publicly announce the date of such annual meeting. You may contact our Secretary at the address mentioned above for a copy of our bylaws.

BrandywineRealtyTrust

BRANDYWINE REALTY TRUST
555 EAST LANCASTER AVENUE
SUITE 100
RADNOR, PA 19087

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Trustees recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Trustees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Walter D'Alessio
02 Anthony A. Nichols, Sr.
03 Gerard H. Sweeney
04 Wyche Fowler
05 Michael J. Joyce
06 Charles P. Pizzi
07 James C. Diggs

The Board of Trustees recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000139521_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

If you have not voted via the Internet OR the telephone, then complete the reverse side of this card and return it in the enclosed envelope.

Proxy – Brandywine Realty Trust

Annual Meeting of Shareholders
May 31, 2012 at 10:00 a.m. EDT
The Four Seasons Hotel
One Logan Square, Philadelphia, Pennsylvania

Proxy Solicited on Behalf of the Board of Trustees

The undersigned shareholder of Brandywine Realty Trust, a Maryland real estate investment trust (the "Company"), hereby appoints Walter D'Alessio and Gerard H. Sweeney, and each of them, acting individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of Brandywine Realty Trust to be held at 10:00 a.m. EDT on May 31, 2012, and at any postponement or adjournment thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to vote at such meeting and otherwise to represent the undersigned, at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This Proxy is solicited on behalf of the Board of Trustees. When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. If this Proxy is executed but no direction is made, this Proxy will be voted "FOR" the election of all trustees and proposals 2 and 3.This Proxy also delegates discretionary authority with respect to any other business which may properly come before the meeting or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any Proxy previously submitted with respect to the meeting.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

0000139521_2 R1.0.0.11699

Continued and to be signed on reverse side